UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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ULTA BEAUTY, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When?	Where?	Who?

10:00 am CDT on Wednesday, June 2, 2021	Virtual meeting at www.virtualshareholdermeeting.com/ULTA2021	Stockholders of Record as of April 5, 2021

Meeting Agenda

Proposals	Board Recommendation	For more information
1. To elect Catherine A. Halligan, David C. Kimbell, George R. Mrkonic and Lorna E. Nagler as Class II Directors to hold office until the 2024 Annual Meeting of Stockholders	FOR (all nominees)	Page 9
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2021, ending January 29, 2022	FOR	Page 20
3. To vote on an advisory resolution to approve the Company’s executive compensation	FOR	Page 50

We will also consider any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Virtual Meeting

We are holding the 2021 annual meeting online, in a virtual meeting (via live webcast) format, due to an abundance of caution related to the continuing COVID-19 pandemic and the priority we place on the health and well-being of our stockholders, associates, and other stakeholders. You will not be able to attend the annual meeting physically. You or your proxyholder can participate, vote, and examine our stockholder list at the annual meeting by visiting www.virtualshareholdermeeting.com/ULTA2021 and using your control number found on your proxy card.

Voting

Stockholders of Ulta Beauty as of the record date are entitled to vote, as follows:

Internet	Telephone	Mail
www.proxyvote.com for beneficial ownership	1-800-690-6903 for beneficial ownership	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:
www.proxyvote.com for registered ownership up until 11:59 pm CDT, on June 01, 2021	or 1-800-690-6903 for registered ownership up until 11:59 pm CDT, on June 01, 2021	For beneficial ownership: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	For registered ownership: Proxy Services C/O American Stock Transfer & Trust Company PO BOX 505008 Louisville, KY 40233 9814

Your vote is important. Whether or not you plan to attend the meeting by virtual presence, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the notice of internet availability of proxy materials you received in the mail. If you received paper copies of the proxy materials, kindly mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope (which is postage prepaid, if mailed in the United States). Even if you have given your proxy, you may still revoke your proxy and vote by attending the virtual meeting online. Please note, however, that if your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain, from your broker, bank, or other nominee, the record holder, a proxy issued in your name. For specific instructions on voting, please refer to the section, Questions and Answers — Voting Information/page 56.

Proxy Materials

This Notice of Annual Meeting, proxy statement, and form of proxy are being distributed and made available around April 21, 2021.

By order of the Board of Directors.

Jodi J. Caro
General Counsel, Chief Compliance Officer and Corporate Secretary

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 2, 2021. The proxy statement and Annual Report to Stockholders for the year ended January 30, 2021 are available at http://ir.ultabeauty.com. Brokers cannot vote for Proposals 1 or 3 without your instructions.

We are furnishing proxy materials to our stockholders primarily via the internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the 2021 Annual Meeting of Stockholders (sometimes referred to as the “Annual Meeting”), and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

E	xecutive Summary

April 21, 2021

Dear Fellow Stockholder,

It is difficult to express just how challenging 2020 was for all of us or how proud our Board of Directors is of how the Ulta Beauty management team and every associate handled these unexpected events while keeping the health and safety of our guests and each other at the center of all they did. Beginning with the temporary closure of our stores in March of 2020 and the immediate pivot to online-only sales, each decision was made thoughtfully, based on the evolving facts and circumstances at hand.

As the crisis escalated and progressed, our Board received regular, often weekly, updates from management on operational developments and the Company’s response so we could offer guidance and align in support of actions undertaken. Our management team took immediate actions to protect not only our guests and associates, but also our stockholders by ensuring our business remained financially strong and had the flexibility to adapt in the dynamic and fluid operating environment. When able to do so, we carefully reopened stores and reintroduced salon services in waves to ensure health and safety protocols remained effective as the intensity of the pandemic evolved and public health regulations changed. We encourage you to read more about these actions in the following pages but feel compelled to call out some of the most critical and impactful actions taken:

For Guests	For Associates	For Stockholders
Temporarily closed stores and instituted Shop Safe Standards upon reopening	Immediately instituted health and safety protocols and processes	Preserved financial liquidity and flexibility drawing down $800 million on the credit facility (repaid in full) and drastically reducing expenses
Instituted touchless curbside pick-up and expanded ship-from-store	Implemented catastrophe pay and temporary premium pay and continued benefits for enrolled associates during furlough	Suspended share buy-back program
Expanded virtual make-up try-on and extended Ultamate Rewards status through 2021	Expanded Associate Relief Fund eligibility supported by personal donations from our Board, executives and a $500,000 donation from our CEO	Our CEO took no pay from mid-April 2020 until stores reopened and executives took no merit increases. Our Board also took no pay increases

Relative to the plan we approved at the beginning of the year, the financial results for fiscal 2020 were meaningfully, adversely impacted by the COVID-19 pandemic. The Board took steps to adjust our compensation programs to reflect evolving business expectations and the extraordinary efforts taken by management and the entire Ulta Beauty team to protect and strengthen the business. If there was ever a year for us to exercise our discretion in making adjustments to our compensation programs, 2020 was it. You can read more about the steps our compensation committee and Board took in the pages that follow.

Even in the midst of significant business disruption, we maintained our focus on our environmental, social and governance (“ESG”) work and supported the publication of the Company’s first ESG report, with disclosures aligned with the Sustainability Accounting Standards Board (“SASB”) Index. This report captures the Company’s key initiatives and progress across four pillars, people, product, community and environment, and describes Ulta Beauty’s strong corporate governance

Executive Summary

practices, diversity-forward actions, and commitment to operating an ethical business. You can find the report on the corporate responsibility page of our investor relations website http://ir.ultabeauty.com/Corporate-Responsibility.

As social unrest which took center stage during the summer and with full support from the Board, management continued and elevated its focus on efforts to drive greater diversity and inclusivity through increased marketing and merchandising efforts to amplify underrepresented voices in beauty and expanded training opportunities for associates. At the end of fiscal 2020, 55% of our Board members were women and 18% were people of color, and of the management team, 64% were female and 18% were people of color.

Following a thorough succession planning process, we recently announced several leadership changes designed to ensure strategic and leadership continuity as Ulta Beauty moves into its next chapter of growth. Ms. Dillon will transition to the role of Executive Chair of the Board, and Dave Kimbell, President, will become Chief Executive Officer. At the same time, Kecia Steelman, Chief Store Operations Officer, will be elevated to the role of Chief Operating Officer. As part of this transition and our corporate governance guidelines regarding age, I shall retire from the Board, and Lorna Nager will become Lead Independent Director. All of these changes will be effective at the conclusion of our 2021 Annual Meeting. On behalf of the Board of Directors, we are thankful for Mary’s commitment and leadership. Since being named CEO in 2013, Mary has developed and nurtured the Company’s winning, inclusive culture, built an exceptional leadership team, driven significant business growth, and more than tripled Ulta Beauty’s market capitalization.

As I reflect on my 17 years of Board service with Ulta Beauty, I want to express my appreciation for my fellow Board members, management and all Ulta Beauty associates. I have enjoyed participating in the Ulta Beauty journey, and it has been an honor to serve our stockholders.

In closing, your vote is very important. We encourage you to vote for the proposals set forth in this proxy statement and to participate in our upcoming annual stockholder meeting.

Sincerely,

Robert F. DiRomualdo

Non-Executive Chairman of the Board

F

C	orporate Governance

Board Leadership Structure

The Corporate Governance Guidelines (the “Corporate Governance Guidelines”) of Ulta Beauty, Inc. (“Ulta Beauty,” the “Company,” “we,” “us” or “our”) provide that the offices of the Chief Executive Officer (“CEO”) and the Chair of the Board of Directors may be either combined or separated at the discretion of the Board of Directors (sometimes referred to as the “Board”). We currently separate the roles of CEO and Chair of the Board, and our Board is currently led by an independent, non-executive Chair. We believe that this leadership structure enhances the accountability of the CEO to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition, separating these roles allows our CEO to focus her or his efforts on running our business and managing our Company in the best interests of our stockholders, while the Chair provides guidance to the CEO and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chair presides over meetings of the full Board as well as executive sessions (without management), which the Board generally holds several times a year.

Our Corporate Governance Guidelines also provide that the independent directors will select a lead independent director when the Chair does not qualify as an independent director. In the event that the independent directors make such a determination, a majority of the independent directors will appoint a lead independent director. In the event that a lead independent director is designated, his or her duties would include: assisting the Chair of the Board and Board of Directors in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; coordinating the agenda for and moderating sessions of the Board’s non-management directors; and facilitating communications between the non-management directors and the other members of the Board and the management of the Company. As part of our CEO succession, Ms. Dillon will transition to the role of Executive Chair of the Board as of June 2, 2021, and Lorna E. Nagler, an independent director, will become the lead independent director. The independent directors believe that Ms. Dillon’s leadership of the Board, with Ms. Nagler serving as the lead independent director, will provide a valuable resource to the Board and will help facilitate a smooth transition of the CEO role. We anticipate that Ms. Nagler will not be a member of any committees once she becomes lead independent director.

The Board believes that the current Board leadership structure, as well as the structure effective June 2, 2021, is in the best interests of the Company and its stockholders at this time. The Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, the Board periodically reviews its leadership structure. Our Corporate Governance Guidelines provide the flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate.

Independence

Board member independence is an essential element of Ulta Beauty corporate governance. The Board of Directors has determined that each of the current non-employee directors is free of any relationship that would interfere with their individual exercise of independent judgment with regard to Ulta Beauty. Each member of, and nominee for, the Board of Directors is independent other than Mary N. Dillon, our CEO, and director nominee David C. Kimbell, our President and soon to be CEO, due to their executive positions with Ulta Beauty. Each member of the nominating and corporate governance committee, compensation committee, and audit committee satisfies the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (“SEC”).

Corporate Governance

Board of Directors Meetings and Committees

During the fiscal year ended January 30, 2021 (“fiscal 2020”), the Board of Directors held 16 meetings. The Board of Directors has an audit committee, a nominating and corporate governance committee, and a compensation committee. During fiscal 2020, no director attended less than 75% of the aggregate meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively. Directors are invited and expected to attend the Annual Meeting of Stockholders, and all our directors then in office attended our 2020 Annual Meeting of Stockholders.

The following table provides the composition of each of our committees as of April 5, 2021:

Director	Audit Committee (1)	Nominating and Corporate Governance Committee (2)	Compensation Committee (3)
Robert F. DiRomualdo*
Sally E. Blount
Michelle L. Collins
Mary N. Dillon
Catherine A. Halligan
Charles Heilbronn
Patricia A. Little
Michael R. MacDonald
George R. Mrkonic
Lorna E. Nagler
Michael C. Smith

Committee Chair	Member	* Non-Executive Chair of the Board
1.	Additional information regarding the audit committee can be found starting on page 22.
2.	Additional information regarding the nominating and corporate governance committee can be found starting on page 5.
3.	Additional information regarding the compensation committee can be found starting on page 24.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Management is responsible for the Company’s day-to-day risk management activities and processes, and our Board’s role is to engage in informed oversight of and provide guidance with respect to such risk management activities and processes. The Board recognizes that a fundamental part of risk management is not only understanding the risks our Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. As such, the Board focuses on understanding the nature of our enterprise risks, including operational, financial, legal and regulatory, cybersecurity, strategic, competitive, and reputational risks, as well as the adequacy of our risk assessment and risk management processes. To facilitate such an understanding, the Board and its committees receive regular management updates on our business operations, financial results, and strategy, and the Board discusses and provides guidance with respect to risks related to those topics.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management, including the audit committee, compensation committee, and nominating and corporate governance committee.

Corporate Governance

The audit committee oversees risks associated with financial accounting and audits, internal control over financial reporting, as well as information security and technology, including cybersecurity. The audit committee assists the Board in its oversight by discussing with management the Company’s risk assessment and management policies, the Company’s significant financial risk exposures, and the actions taken by management to limit, monitor or control such exposures.

The compensation committee oversees risks relating to the Company’s compensation policies and practices. In setting compensation, the compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The compensation committee oversees risks relating to the Company’s management development and leadership succession. In addition, the compensation committee is also responsible for reviewing with management the Company’s policies and practices with respect to diversity and inclusion.

The nominating and corporate governance committee oversees the implementation of the Company’s Code of Business Conduct and monitors compliance therewith. The nominating and corporate governance committee periodically reviews the Company’s policies and practices regarding corporate social responsibility or ESG, including with respect to the environment, sustainability, and social responsibility activities including risks associated therewith. In addition, the nominating and corporate governance committee oversees implementation of the Company’s Corporate Governance Guidelines, board evaluation process, and the process for recommending candidates to the Board of Directors for nomination as directors and membership on committees of the Board.

Director Age Limit

Our Corporate Governance Guidelines provide that any director who reaches the age of 75 years in the first year of his or her three-year term will not be eligible to stand for election unless the nominating and corporate governance committee, after evaluation of the continued appropriateness of Board membership in light of all of the circumstances, decides to recommend to the Board that an exception be made. In addition, any director who reaches the age of 75 years in the second or third year of his or her three-year term will, promptly following such director’s 75th birthday, submit to the Board his or her resignation from the Board. In this situation, the nominating and corporate governance committee will consider the resignation submitted, evaluate the continued appropriateness of Board membership in light of all of the circumstances and recommend to the Board whether to accept such director’s resignation or request that the director continue to serve. If such resignation is accepted by the Board, it will be effective at the next annual meeting of stockholders following the resignation.

In accordance with our age limit policy, Mr. DiRomualdo, who reached the age of 75 on August 11, 2019, submitted his resignation as a director of the Company. Based on the recommendation of the nominating and corporate governance committee, the Board requested that Mr. DiRomualdo continue to serve until the end of his current term (which ends on the date of the Annual Meeting). Mary Dillon will become the Executive Chair of the Board when Mr. DiRomualdo retires.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee acts under a written charter approved by the Board of Directors that is reviewed regularly and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website at http://ir.ultabeauty.com. The primary responsibility of the nominating and corporate governance committee is to recommend to the Board of Directors candidates for nomination as directors and membership on committees of the Board. The committee reviews the performance and independence of each director, and in appropriate circumstances, may recommend the removal of a director. The committee oversees the evaluation of the Board of Directors and the committees of the Board and makes recommendations to improve performance. The committee also recommends to the Board of Directors policies with respect to corporate governance.

During fiscal 2020, the nominating and corporate governance committee was composed of the following independent directors: Ms. Blount (effective June 3, 2020), Ms. Collins, Ms. Halligan, Mr. Heilbronn, and Ms. Nagler. Ms. Collins serves as the current Chair of the committee. The nominating and corporate governance committee met seven times during fiscal 2020.

Corporate Governance

Nominating and Corporate Governance Committee Charter

The nominating and corporate governance committee charter identifies the roles and responsibilities that govern the committee, such as:

●	identifying and evaluating qualified candidates to become Board members;
●	selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);
●	selecting candidates to fill any vacancies on the Board;
●	reviewing the composition of the committees of the Board and making recommendations to the Board regarding the selection of the members of the committees;
●	overseeing the implementation of and monitoring compliance with Ulta Beauty’s Code of Business Conduct (other than with respect to accounting or auditing issues that the audit committee oversees);
●	periodically reviewing the Company’s policies and practices regarding corporate social responsibility/ESG, including with respect to the environment, sustainability, and social responsibility activities. Such review includes a review of the Company’s risks related to ESG;
●	overseeing the evaluation of the Board and the committees of the Board; and
●	periodically reviewing the Company’s Corporate Governance Guidelines and other governance policies.

Nomination Process — Qualifications

Pursuant to its charter, the nominating and corporate governance committee annually assesses the experience, expertise, capabilities, skills, and diversity of the members of the Board, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, individually and collectively, and considers these factors when evaluating director candidates.

What We Do:

We review the skills and characteristics of the board directors

The nominating and corporate governance committee is responsible for reviewing the appropriate skills and characteristics in the context of prevailing business conditions and, in its nominating committee capacity, for making recommendations regarding the size, composition, and desired complementary skill sets of the Board of Directors, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

We search for appropriate candidates based on recommendations

We consider potential director candidates recommended by current directors, officers, associates, and others. We also consider all stockholder recommendations for candidates for the Board of Directors. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary. We have engaged the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill, or background.

We interview candidates and deliberate

The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to potential candidates, as well as appropriate due diligence, and we review such materials to determine the qualifications, experience,

Corporate Governance

and background of the candidates. Final candidates are typically interviewed by members of the committee and other members of the Board, as appropriate. After review and deliberation of all feedback and data, the committee makes a recommendation to the full Board of Directors regarding who should be nominated by the Board of Directors.

Key Objectives and Considerations:

The objective of the nominating and corporate governance committee is to create and sustain a Board of Directors that brings to Ulta Beauty a variety of perspectives and skills derived from high-quality business and professional experience. Both the Board and the nominating and corporate governance committee believe that it is essential for Board members to represent diverse viewpoints, backgrounds, experiences, expertise, and skill sets, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, differences in professional experience, education, skill, and other individual qualities and attributes that contribute to an active, effective Board.

We value our stockholders’ input and encourage them to nominate candidates. To submit a candidate, please follow the process outlined under the Nomination of Directors header in the Questions and Answers section of this proxy statement.

The committee evaluates each individual in the context of our Board of Directors as a whole with the objective of assembling a group that can best perpetuate the success of our Company and represent stockholder interests through the exercise of sound judgment. The nominating and corporate governance committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic or operational expertise in an area of our business, and demonstrate practical and mature business judgment.

Our Board of Directors has also adopted proxy access for director nominees. Proxy access means that any stockholder or group of up to 20 stockholders owning 3% or more of our common stock continuously for at least three years may nominate and include in our proxy materials director nominees totaling up to the greater of 20% of the Board or at least two directors. For more information about proxy access, see the Nomination of Directors header in the Questions and Answers section of this proxy statement.

Code of Business Conduct

All Ulta Beauty associates, officers and members of the Board of Directors must always act ethically and in accordance with the Ulta Beauty Code of Business Conduct. All corporate associates, officers and members of the Board of Directors have signed a certificate acknowledging that they have read, understand and will continue to comply with the policy, and all corporate associates and officers are required to read and acknowledge this policy on an annual basis. Ulta Beauty includes the Code of Business Conduct in new hire materials for all corporate associates. The policy is published, and any amendments or waivers thereto will be published under “Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com.

Corporate Governance Guidelines

Our Board of Directors adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines have been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com.

Director Ownership Guidelines

Our Board of Directors has adopted the following share ownership guidelines that apply to all of our non-employee directors:

Position	Required Amount
Non-employee director	5X Cash Retainer

Pursuant to these guidelines, each non-employee director should hold shares of our common stock, restricted stock, restricted stock units, stock options, and/or stock appreciation rights with a value equal to five times the annual cash retainer paid to

Corporate Governance

non-employee directors by the fifth anniversary of the date the guidelines became effective for each director. As of January 30, 2021, each non-employee director serving for at least five years met or exceeded the ownership guideline.

Stockholder Communication

We welcome communication from stockholders. Any stockholder can communicate in writing with the Board of Directors on matters pertaining to Ulta Beauty by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e-mail at InvestorRelations@ulta.com. Our General Counsel will review all correspondence addressed to our Board of Directors, or any individual director, and will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of such communication. Our General Counsel will also forward any stockholder correspondence which is more suitably directed to management to the appropriate member(s) of the management team. In addition, our General Counsel will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to the Board for its review upon our Board’s request.

Corporate Governance

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors be divided into three classes, designated Class I, Class II, and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors. Each class serves a three-year term with one class being elected at each year’s annual meeting of stockholders. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until that director’s successor is elected and qualified.

The Board of Directors is presently composed of eleven members, ten of whom are non-employee, independent directors. Each director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until his or her resignation, removal, or death. Robert F. DiRomualdo, a director since 2004, is retiring as of the date of the Annual Meeting.

The affirmative vote of the holders of a majority of the shares present by virtual presence or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether the nominees have been elected.

Summary of Qualifications and Experience of Director Nominees and Directors Continuing in Office

The following tables highlight the three most relevant areas of specific experience, qualifications, attributes, skills, and background information, including age, gender, race, and sexual orientation, where self-disclosed, that the Board considered for each director nominee and each director continuing in office. In addition to executive leadership, which all our directors possess, a particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated as one of the three most relevant below.

	Governance	Finance	Retail	E-commerce & Digital/ Technology	Distribution	Marketing	Strategy	Operations	International
Sally E. Blount	✔						✔		✔
Michelle L. Collins	✔	✔			✔
Mary N. Dillon			✔			✔	✔
Catherine A. Halligan			✔	✔			✔
Charles Heilbronn	✔	✔							✔
David C. Kimbell				✔		✔	✔
Patricia A. Little		✔				✔			✔
Michael R. MacDonald		✔	✔					✔
George R. Mrkonic		✔			✔		✔
Lorna E. Nagler	✔		✔					✔
Michael C. Smith			✔	✔	✔

Directors’	Directors’	Directors’	Directors’	Directors’	Directors’ Self-Disclosed
Race	Gender	Average Tenure	Average Age	Independence	Sexual Orientation

18%	55%	6.8	61	82%	9%
Diverse	Female	Years	Years	Independent	LGBTQ+

Corporate Governance

INFORMATION ABOUT OUR DIRECTOR NOMINEES

What are you voting on?

You are being asked to elect Catherine A. Halligan, David C. Kimbell, George R. Mrkonic, and Lorna E. Nagler as Class II Directors for terms to expire at the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified or until their resignation, removal, or death.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class II Nominees For Election For a Three-Year Term Expiring at the 2024 Annual Meeting:

Catherine A. Halligan

Age: 58

Director since: 2012

Experience:

Ms. Halligan has served as an Advisor/Consultant to Chanel Inc. since January 2014 and Narvar Inc. since February 2013. Ms. Halligan has served as a member of the board of directors of FLIR Systems, Inc. since March 2014, including as Chair of the compensation committee and a member of its audit committee. Since January 2019, she has served as a non-executive director of Ferguson plc, a foreign private issuer listed on both the NYSE and the London Stock Exchange and is in the FTSE 100 index of listed companies, including as a member of the audit, nominating and governance, remuneration, and technology committees. Ms. Halligan also serves as a non-executive director of Driven Brands Holdings, Inc., a controlled company listed on the NASDAQ, and serves as Chair of its compensation committee.

Ms. Halligan held Senior Executive level positions with a SaaS software company and prominent retailers. She served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc., a leading SaaS software for customer reviews and social commerce. Prior to joining PowerReviews Inc., from 2005 to 2010, she was an Officer, and served in various executive positions with Walmart, including Chief Marketing Officer of Walmart from 2007 to 2009 and Vice President Market Development, Global eCommerce of Walmart.com from 2009 to 2010. From 2000 to 2005, Ms. Halligan served as an Associate Partner at Prophet, a global strategy consultancy. From 1996 to 1999, Ms. Halligan held Executive retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning analyst for Lands’ End from 1987 to 1991.

Qualifications:

With over 20 years of experience in marketing, digital, and e-commerce in the retail and SaaS software industries, Ms. Halligan provides valuable insight and expertise on strategic marketing issues, digital technology, and omnichannel business capabilities. In addition, Ms. Halligan’s business experience with large retail companies and software companies makes her a valued member of our nominating and corporate governance committee and Chair of our compensation committee.

Corporate Governance

David C. Kimbell

Age: 54

New Director Nominee

Experience:

Mr. Kimbell was named our President in December 2019 after having previously served as our Chief Merchandising and Marketing Officer since March 2015 and Chief Marketing Officer since February 2014. Prior to joining Ulta Beauty, he was Chief Marketing Officer and Executive Vice President at U.S. Cellular since February 2011. From 2008 to 2010, Mr. Kimbell served as Chief Marketing Officer and Senior Vice President of Seventh Generation, a producer of environmentally friendly household products. Prior to that from 2001 to 2008, Mr. Kimbell held various positions at PepsiCo, Quaker Food Division, including Vice President of Marketing. Mr. Kimbell held a number of brand management roles in the Beauty Division of The Procter and Gamble Company from 1995 to 2001.

Qualifications:

When Mr. Kimbell assumes the role of Chief Executive Officer of the Company upon Ms. Dillon’s transition to Executive Chair of the Board effective at this Annual Meeting, he will bring over 25 years of operational and leadership experience in retail and consumer-driven businesses to the Board. The Board will benefit from Mr. Kimbell’s extensive merchandising and marketing expertise as well as his deep understanding of the beauty industry and the strategies needed to operate successfully in our evolving omnichannel and digital environment. In addition, Mr. Kimbell’s involvement in the Company’s day-to-day operations and demonstrated leadership skills combined with his focus on inclusivity and sustainability will provide valuable perspectives and insights to the Board.

George R. Mrkonic

Age: 68

Director since: 2015

Experience:

Mr. Mrkonic is the Non-Executive Chairman of Maru Group, a UK and North America based market research company unifying deep sector expertise with cloud-based customer insight communities. In addition to being Non-Executive Chairman of Maru and a member of its audit committee, he serves as a director and member of the compensation and nominating and governance committees of Brinker International and the audit and compensation committees of AutoZone, Inc.

Mr. Mrkonic is also the retired Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps, and gifts. He is also the retired President and Vice Chairman of Borders Group, Inc. having served as Director from 1994 to 2004, Vice Chairman from 1994 to 2002, and President from 1994 to 1997. He began his retail career in 1978 and has led several retail companies including Herman’s Sporting Goods, Eyelab, Kmart’s Specialty Retailing Group, and Borders. In the last five years he has also served on the board of directors of Syntel and Pacific Sunwear.

Qualifications:

Mr. Mrkonic’s more than 30 years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies brings to our Board and audit committee a broad understanding of the complex strategic, governance, and financial issues facing large public companies in the current economic environment.

Corporate Governance

Lorna E. Nagler

Age: 64

Director since: 2009

Experience:

Ms. Nagler has served as a member of the board of directors of Hibbett Sports since June 2019 and is a member of its compensation committee. In July 2020, she was appointed to the Wisconsin Foundation and Alumni Association Board as a member of their audit committee. Ms. Nagler was President of Bealls Department Stores, Inc. from January 2011 to January 2016. She served as President, Chief Executive Officer and director of Christopher & Banks Corporation, a specialty retailer of women’s clothing, from August 2007 to October 2010. From 2004 to 2007, Ms. Nagler was President of Lane Bryant, a division of Charming Shoppes, Inc., a women’s apparel company. From 2002 to 2004, she was President of Catherines Stores, also a division of Charming Shoppes, Inc. From 1996 to 2002, Ms. Nagler held various retail management positions with Kmart Corporation, including Senior Vice President, General Merchandise Manager of Apparel and Jewelry, Divisional Vice President and General Merchandise Manager of Kids and Menswear. From 1994 to 1996, Ms. Nagler was a Vice President, Divisional Merchandise Manager for Kids “R” Us. Ms. Nagler also has previous retail experience with Montgomery Ward and Main Street Department Stores.

Qualifications:

With years of experience as a senior level executive in a wide variety of retail companies, including as the President and Chief Executive Officer of a public retail company, Ms. Nagler provides considerable expertise on strategic, management, and operational issues facing a multi-state retailer. Running a public company gave Ms. Nagler front line exposure to many of the issues facing public retail companies, particularly on the operational, financial, and corporate governance fronts. The Board also benefits from Ms. Nagler’s extensive experience in the retail industry and the informed perspectives such experience facilitates. Additionally, her past role as President and Chief Executive Officer positions her well to serve as a member of our compensation committee and nominating and corporate governance committee.

Corporate Governance

INFORMATION ABOUT OUR DIRECTORS CONTINUING IN OFFICE

Class III Directors Continuing in Office Until the 2022 Annual Meeting:

Sally E. Blount

Age: 59

Director since: 2017

Experience:

Dr. Blount is the Chief Executive Officer of Catholic Charities of the Archdiocese of Chicago and the Michael L. Nemmers Professor of Strategy and former Dean (2010-2018) at the Kellogg School of Management at Northwestern University. She currently serves on the Board of Directors at Abbott Laboratories, the Joyce Foundation, and the Economic Club of Chicago. She is also a member of the advisory board for the Aspen Institute’s Business and Society Program and the Archdiocese of Chicago Finance Council.

She has 15 years of experience as a business school dean and senior university administrator at Northwestern University and New York University, as well as more than 30 years of experience as a business educator at the undergraduate, MBA, doctoral, and executive levels at Northwestern’s Kellogg School, New York University’s Stern School of Business, and the University of Chicago Booth School of Business. Early in her career she served as Director of Finance and Planning at Eva Maddox Associates (now part of Perkins + Will) and as an Associate Consultant at the Boston Consulting Group.

Qualifications:

As an experienced business educator, senior university administrator, and board member, Dr. Blount provides our Board with expertise on business organization, strategy, and governance matters. This experience makes her a valued member of the Board and member of our nominating and corporate governance committee.

Corporate Governance

Mary N. Dillon

Age: 58

Director since: 2013

Experience:

Ms. Dillon has been our Chief Executive Officer since July 2013 and will transition to the role of our Executive Chair of the Board as of June 2, 2021. Ms. Dillon joined the Board of Directors of Starbucks in January 2016 and serves as the Chair of the compensation and management development committee and as a member of the nominating and corporate governance committee. Ms. Dillon also serves on the Board of Directors of KKR & Co. Inc.

Prior to joining Ulta Beauty, Ms. Dillon served as President and Chief Executive Officer and member of the board of directors of United States Cellular Corporation (“U.S. Cellular”), a provider of wireless telecommunication services, beginning in June 2010. Prior to joining U.S. Cellular, Ms. Dillon served as Global Chief Marketing Officer and Executive Vice President of McDonald’s Corporation from 2005 to 2010, where she led its worldwide marketing efforts and global brand strategy. Prior to joining McDonald’s, Ms. Dillon held several positions of increasing responsibility at PepsiCo Corporation, including as President of the Quaker Foods division from 2004 to 2005 and as Vice President of Marketing for Gatorade and Quaker Foods from 2002 to 2004. Ms. Dillon served as a director of Target Corporation from 2007 to 2013 and as a member of its compensation committee from 2009 to 2013.

Qualifications:

As the Chief Executive Officer of the Company, Ms. Dillon is able to provide the Board with valuable insight regarding the Company’s operations, its management team and associates as a result of her day-to-day involvement in the operations of the business. Additionally, the Board benefits from Ms. Dillon’s demonstrated leadership skills and the extensive senior management and executive operational experience she has acquired in businesses across various consumer and retail industries. With more than 30 years of experience in consumer-driven businesses, Ms. Dillon lends her extensive operational and marketing expertise to the Board, as well as her insights into the management of complex organizations, and she contributes an understanding of operational and marketing strategy in today’s challenging environment.

Charles Heilbronn

Age: 66

Director since: 1995

Experience:

Mr. Heilbronn has been Executive Vice President and Secretary since 1998 of Chanel, Inc., a privately held luxury goods company selling fragrances and cosmetics, women’s clothing, shoes and accessories, leather goods, fine jewelry, and watches. Mr. Heilbronn is currently a Director of Chanel, Inc., Mousseluxe SARL, and various of their affiliates in the U.S. and worldwide.

Qualifications:

Mr. Heilbronn has more than 30 years of experience at one of the world’s leading luxury goods companies and brings a broad domestic and international perspective to issues considered by the Board. His business background and industry experience enable him to provide substantial expertise on relevant business matters and in the governance of publicly held corporations as a member of our compensation committee and nominating and corporate governance committee.

Corporate Governance

Michael R. MacDonald

Age: 69

Director since: 2012

Experience:

Mr. MacDonald served as the President and Chief Executive Officer and member of the Board of Directors of DSW Inc. from April 2009 through December 2015. Prior to joining DSW Inc., Mr. MacDonald served as Chairperson and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, including as Chairperson and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairperson and Chief Executive Officer. Mr. MacDonald currently serves on the Board of Directors of Frontier Group Holdings, Inc. since 2016 and is a member of their audit committee.

Qualifications:

The Board benefits from Mr. MacDonald’s experience serving as a director for a public company board and his prior experience makes him a valued member of the Board, a member of our compensation committee, and Chair of the audit committee. With more than 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in depth retail knowledge to our Board.

Corporate Governance

Class I Directors Continuing in Office Until the 2023 Annual Meeting:

Michelle L. Collins

Age: 61

Director since: 2014

Experience:

Ms. Collins has been President of Cambium LLC, a consulting firm serving small and medium sized businesses, since 2007. Ms. Collins has served as a director of PrivateBancorp, Inc. since November 2014 and since its acquisition in June 2017, has been a board member of the acquirer, CIBC, and currently serves on the audit committee.

In 1997, Ms. Collins co-founded Svoboda, Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2007, and continues to serve on its Advisory Board. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC, where she focused on specialty retail, catalog and distribution businesses in corporate finance. Ms. Collins served as a director of Integrys Energy Group, Inc. from May 2011 to June 2015 and as a member of its audit committee and Chairperson of its governance committee. Additionally, Ms. Collins’ prior public company director experience includes Molex, Inc. from 2003 to 2013, including as a member of its audit committee and nominating and corporate governance committee, Bucyrus International, Inc. from 2009 to 2011, including as a member of its audit committee, and CDW Corporation from 1996 to 2007, where she served as Chairperson of its audit committee.

Qualifications:

The Board benefits from Ms. Collins’ extensive experience serving on both private and public company boards and her prior committee experience makes her a valued member of the Board and member of our audit committee and Chair of our nominating and corporate governance committee. Ms. Collins’ experience evaluating, investing in, monitoring, and exiting private equity investments as well as advising growth companies as an investment banker also enhances her value to the Company’s Board.

Patricia A. Little

Age: 60

Director since: 2019

Experience:

Ms. Little served as the Senior Vice President and Chief Financial Officer of The Hershey Company from 2015 until her retirement in May 2019. Prior to joining Hershey, she was the Executive Vice President and Chief Financial Officer at Kelly Services, Inc. from 2008 to 2015 and before that she spent 24 years with Ford Motor Company holding a variety of leadership roles.

Ms. Little currently serves as a member of the Board of Directors of McCormick and Company Inc. and is a member of its nominating/corporate governance committee.

Qualifications:

The Board benefits from Ms. Little’s deep financial and leadership expertise and insights gained from her more than 30 years of experience with consumer-oriented and brand-driven companies.

Corporate Governance

Michael C. Smith

Age: 51

Director since: 2019

Experience:

Mr. Smith is the Co-Founder and General Partner of Footwork Venture Capital, an early stage venture capital firm. He previously served as President, Chief Operating Officer and interim Chief Financial Officer of Stitch Fix, Inc., an online personal styling platform with millions of clients, overseeing operations, styling, client experience, and finance, from October 2018 to January 2021, and in various other executive positions at Stitch Fix, including as Chief Operating Officer from June 2012 to March 2016 and from September 2017 to October 2018. From 2003 to 2012, Mr. Smith served in a variety of capacities at Walmart.com, including Vice President from 2008 to 2010 and Chief Operating Officer from 2010 to 2012.

Mr. Smith currently serves as a member of the Board of Directors of Stich Fix and Herman Miller, Inc. (where he is also a member of its audit committee).

Qualifications:

The Board benefits from Mr. Smith’s more than 28 years of professional experience, with deep retail experience and a strong understanding of data analytics and logistics through a customer-centric lens.

Corporate Governance

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2020

We strive to promote an ownership mentality among our key leadership and Board of Directors.

The Company utilizes equity compensation to encourage our directors to maintain meaningful stock ownership in the Company, aligning directors’ interests with stockholders. As a result, each non-employee director is granted an annual equity retainer totaling $150,000 in the form of restricted stock units, valued using the share price of our common stock on the date of grant. During fiscal 2020, on the date of our annual meeting, each non-employee director received a grant of 595 restricted stock units that will vest on June 3, 2021.

Each non-employee director is paid an annual cash retainer. In addition, the Non-Executive Chair and each committee Chair receive an additional cash retainer for serving in those roles. Cash payments are paid pro-rata in quarterly installments at the end of each fiscal quarter. The compensation committee reviews, on an annual basis, market data gathered by the compensation committee’s independent advisor for determining compensation.

The following table sets forth the cash retainer amounts, by role:

Cash Retainer
Role	($)
Non-Employee Director	110,000
Non-Executive Chair	155,000
Audit Committee Chair	30,000
Compensation Committee Chair	25,000
Nominating and Corporate Governance Committee Chair	20,000

The following table provides information related to non-employee director compensation earned for fiscal 2020:

	Fees Earned or	Stock
	Paid in Cash	Awards (1)	Total
Name	($)	($)	($)
Robert F. DiRomualdo	265,000	150,119	415,119
Sally E. Blount	110,000	150,119	260,119
Michelle L. Collins	130,000	150,119	280,119
Catherine A. Halligan	135,000	150,119	285,119
Charles Heilbronn	110,000	150,119	260,119
Patricia A. Little	110,000	150,119	260,119
Michael R. MacDonald	140,000	150,119	290,119
George R. Mrkonic	110,000	150,119	260,119
Lorna E. Nagler	110,000	150,119	260,119
Michael C. Smith	110,000	150,119	260,119
1.	Amounts shown represent the grant date fair value as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). For a discussion of the assumptions made in the valuation reflected in this column, see Note 17 to the consolidated financial statements for fiscal 2020 contained in our Annual Report on Form 10-K filed on March 26, 2021.

Corporate Governance

The following table sets forth the outstanding restricted stock units held by our non-employee directors as of April 5, 2021:

Restricted Stock
Name	Units (#)
Robert F. DiRomualdo	595
Sally E. Blount (1)	595
Michelle L. Collins (1)	595
Catherine A. Halligan	595
Charles Heilbronn	595
Patricia A. Little	595
Michael R. MacDonald	595
George R. Mrkonic	595
Lorna E. Nagler	595
Michael C. Smith	595

1.	Ms. Blount and Ms. Collins elected to defer the restricted stock units received in fiscal 2020 until their retirement or termination from the Board of Directors.

Corporate Governance

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What are you voting on? You are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2021, ending January 29, 2022.

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021, ending January 29, 2022. Services provided to Ulta Beauty by Ernst & Young LLP in fiscal 2020 are described under “Fees to Independent Registered Public Accounting Firm” below. Additional information regarding the audit committee is provided on page 22. Ernst & Young LLP has audited the financial statements of Ulta Beauty since 1997. Representatives of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta Beauty and our stockholders.

The affirmative vote of the holders of a majority of the shares present by virtual presence online or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been ratified.

Corporate Governance

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by Ernst & Young LLP for professional services rendered for fiscal 2020 and 2019:

	2020	2019
Audit Fees (1)	$2,001,000	$1,719,000
Audit-Related Fees	—	—
Tax Fees (2)	993,000	1,303,000
All Other Fees (3)	295,000	225,000
Total	$3,289,000	$3,247,000
1.	Audit fees consist of fees and expenses for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the annual audit of our internal control over financial reporting, the quarterly reviews of our consolidated financial statements included in Quarterly Reports on Form 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC.
2.	Tax fees in fiscal 2020 consist of $202,000 for tax planning, advisory, and consulting services and $791,000 for tax compliance and preparation services. Tax fees in fiscal 2019 consist of $706,700 for tax planning, advisory, and consulting services and $596,300 for tax compliance and preparation services.
3.	All other fees consist of fees for access to online research software as well as advisory services associated with information technology systems.

The audit committee has approved all professional fees paid to Ernst & Young LLP.

The audit committee has established procedures for the pre-approval of all audit, audit-related, and non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the audit committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the audit committee must pre-approve any permitted service not included in the annual service plan; (iii) the audit committee Chair has the ability to pre-approve any permitted service up to a pre-determined amount between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full audit committee at the next scheduled meeting; and (iv) the audit committee will review a summary of the services provided and the fees paid on an annual basis.

Corporate Governance

AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders, the investment community, and other stakeholders relating to the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. During fiscal 2020, the audit committee held nine meetings.

Specifically, the audit committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, our compliance with legal and regulatory requirements, and our policies with respect to risk assessment and risk management, including cybersecurity risks. The audit committee annually evaluates its own performance and reports its findings and action plans to the Board. The audit committee has direct responsibility for the appointment, compensation, retention (including termination), and oversight of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee.

During fiscal 2020, the audit committee was composed of the following independent directors: Ms. Blount (until June 3, 2020), Ms. Collins, Ms. Little (effective June 3, 2020), Messrs. MacDonald, Mrkonic and Smith (effective June 3, 2020). Mr. MacDonald serves as the current Chair of the audit committee. Each of the following Committee members were designated by the Board of Directors as an “audit committee financial expert” as defined in applicable SEC rules: Ms. Collins, Ms. Little, Messrs. MacDonald, Mrkonic and Smith. The Board of Directors made a qualitative assessment of each member’s level of knowledge and experience based on a number of factors, including education and work, management, and director experience. The Board of Directors has determined that all members of our audit committee are financially literate and are independent, as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com.

Corporate Governance

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting processes and practices of Ulta Beauty.

The audit committee oversees Ulta Beauty’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta Beauty has an Internal Audit Department that is actively involved in examining and evaluating Ulta Beauty’s financial, operational, and information systems activities and reports functionally to the audit committee and administratively to management. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ulta Beauty’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Public Company Accounting Oversight Board Standard No. 1301, Communications with Audit Committees (AS 1301). In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta Beauty, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence.

The audit committee discussed with Ulta Beauty’s independent registered public accounting firm the overall scope and plans for their audit and developed a pre-approval process for all independent registered public accounting firm services. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta Beauty’s internal and disclosure controls, and the overall quality of Ulta Beauty’s financial reporting. As noted, the audit committee held nine meetings during fiscal 2020.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta Beauty’s Annual Report on Form 10-K for fiscal 2020, ended January 30, 2021, for filing with the SEC. The audit committee has appointed Ernst & Young LLP to be Ulta Beauty’s independent registered public accounting firm for fiscal 2021, ending January 29, 2022.

Audit Committee of the Board of Directors

Michael R. MacDonald (Chair) Michelle L. Collins Patricia A. Little George R. Mrkonic Michael C. Smith

[1]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act of 1933 (as amended, the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Corporate Governance

COMPENSATION COMMITTEE

During fiscal 2020, the compensation committee was composed of the following directors, all of whom satisfy the independence requirements of NASDAQ: Ms. Halligan, Messrs. Heilbronn, MacDonald and Mrkonic (effective June 3, 2020), and Ms. Nagler. Ms. Halligan serves as the current Chair of the compensation committee. During fiscal 2020, the compensation committee held nine meetings.

The compensation committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com. Under this charter, the compensation committee is responsible for:

●	setting our compensation philosophy;
●	reviewing and approving the compensation for the CEO and her direct reports (“C-Level Officers”);
●	reviewing and recommending to the Board the compensation for non-employee directors;
●	supervising compensation policies for all associates, including reviewing the compensation structure and procedures;
●	recommending to the Board the employment, appointment, and removal of C-Level Officers in accordance with the Bylaws;
●	establishing, amending, and terminating compensation and benefits plans and administering such plans;
●	annually evaluating its own performance and reporting findings and action plans to the Board; and
●	periodically reviewing with management the Company’s policies and practices with respect to diversity and inclusion.

The compensation committee may under its charter delegate any of its responsibilities to a subcommittee, but only to the extent consistent with our Bylaws, Certificate of Incorporation, and NASDAQ rules.

Compensation Consultant

During fiscal 2020 the compensation committee engaged Pay Governance as its outside consultant to assist the compensation committee with executive compensation program design, to advise and consult with the committee on general compensation issues, and to keep the committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. In those capacities, Pay Governance was engaged directly by the compensation committee. Pay Governance is an independent executive compensation consulting firm and does not determine or recommend the exact amount or form of executive compensation for any executive officers. Pay Governance reports directly to the compensation committee, and a representative of Pay Governance, when requested, attends meetings of the committee, is available to participate in executive sessions, and communicates directly with the Chair of the compensation committee or its members outside of meetings. The compensation committee has reviewed the nature of and extent of the relationship between the compensation committee, the Company, and Pay Governance with respect to any potential conflicts of interest or similar concerns. Based on that review, the compensation committee believes that there are no conflicts of interest or potential conflicts of interest that would unduly influence Pay Governance’s provision of advice that is independent of management to the compensation committee.

Corporate Governance

Compensation Risk

The Company reviewed its compensation plans, practices, and policies and determined that it does not have any such plans, practices, and policies that create risks that are reasonably likely to have a material adverse effect on the Company based on the following:

●	the Company’s variable compensation programs are linked to specific performance goals set and approved by the compensation committee for executive officers and for other associates by supervisors consistent with the Company’s compensation philosophy and business goals;
●	the performance periods for the pay programs are designed to match the period for which the associate has influence on the results and incorporate incentives of a longer-term nature to tie the associate to the actual results;
●	payments under the incentives are capped;
●	payments are reviewed by the compensation committee, management, payroll, and human resources, and subject to spot audits;
●	the mix between fixed and variable pay is balanced so as to neither discourage proper risk taking, nor encourage excessive risk taking;
●	participants cannot approve their own performance goals, nor their own payouts; and
●	the compensation committee actively oversees the executive compensation program and has flexibility to use its judgment in assessing performance and pay.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, none of the members of our compensation committee had at any time been one of our officers or associates. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. See also “Certain Relationships and Transactions” below.

Corporate Governance

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors, and the Board of Directors approved, that the CD&A be included in Ulta Beauty’s fiscal 2020 Annual Report on Form 10-K and this proxy statement.

Compensation Committee of the Board of Directors

Catherine A. Halligan (Chair) Charles Heilbronn Michael R. MacDonald George R. Mrkonic Lorna E. Nagler

[2]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

C	ompensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2020. It also provides an overview of how and why our compensation committee arrived at the specific compensation decisions for our named executive officers for fiscal 2020, including the key factors that the compensation committee considered in determining their compensation. Below is an overview of some of these key factors:

●	COVID-19 had a deep impact on the Company. We temporarily closed all stores on March 19, 2020, our net sales decreased 16.8% in fiscal 2020 compared to fiscal 2019, and we had incremental costs of approximately $188 million related to COVID-19, including personal protective equipment (“PPE”) for our associates and adjustments to our stores and facilities to enable safe operation.

●	We acted quickly to find new ways of safely operating. We worked to leverage existing capabilities and accelerated improvements to address significantly increased demand in our e-commerce operations, implemented curbside pickup on April 19, 2020, initiated a phased reopening on May 11, 2020, and reopened all stores by July 20, 2020 with new safe operating procedures and PPE for all associates. Our e-commerce sales increased over 100% in fiscal 2020 compared to fiscal 2019.
●	We delivered results for our stockholders. We were able to generate positive stockholder returns in fiscal 2020, one of the most challenging years, and our three-year total stockholder return covering fiscal 2018-2020 was more than 25%. We maintained our balance sheet strength throughout the period, ending 2020 with $1 billion of cash and cash equivalents.
●	We implemented compensation programs to reflect evolving business expectations. Our compensation committee approved a bifurcated short-term incentive program to reward first-half accomplishment and motivate second-half performance and granted stock options and restricted stock units to align executives with stockholders.

●	Our short-term incentive program was earned at target. For the first half of 2020, the compensation committee reviewed management and Company performance and determined it would provide funding at 25% of annualized target based on management’s aggressive efforts to care for the health and wellbeing of associates and the business. For the second half of 2020, the Company achieved earnings before taxes (“EBT”) above the committee-approved maximum performance goal, resulting in a 75% annualized target payout. The compensation committee approved the resulting payout at 100% of target in recognition of management’s strong leadership, including reacting to the immediate impact of COVID-19 to protect our associates, our guests and the business; reacting to the rapid changes in the business model, including implementing new curbside pickup, and supporting a rapidly accelerating e-commerce business; and positioning stores for a second-half 2020 recovery. Executives payout at target was consistent with the payout earned by the broader population that participates in the corporate bonus plan.

●	Performance-based awards were earned at 58.8% of target in 2020. Performance-based awards granted in 2019 and tied to revenue and EBT goals were earned below target and remain subject to an additional one-year time vesting period.

●	Mix of long-term incentive plan awards granted in 2020 adjusted for COVID-19 uncertainty. The COVID-19 pandemic hit the U.S. immediately prior to the compensation committee’s meeting at which it typically awards annual long-term incentive plan equity awards. Given the difficulty of projecting the impact on the business and the

Compensation Discussion and Analysis

timing of future business recovery, the compensation committee decided to award a mix of 50% time-based restricted stock units (“RSUs”) and 50% stock options and to forgo performance-based restricted stock units (“PBSs”) for 2020. The compensation committee believes that the performance orientation of options strongly aligns the executive with stockholders, especially in the time of economic recovery.

Overview

This Compensation Discussion and Analysis describes the Company’s executive compensation program and explains how the compensation committee made compensation decisions for the following Named Executive Officers’ (“the NEOs”) related to fiscal 2020:

Named Executive Officer	Title
Mary N. Dillon	Chief Executive Officer
David C. Kimbell	President
Scott M. Settersten	Chief Financial Officer, Treasurer and Assistant Secretary
Jodi J. Caro	General Counsel, Chief Compliance Officer and Corporate Secretary
Jeffrey J. Childs	Chief Human Resources Officer

Our Company

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products, and salon services. We provide unmatched product breadth, value, and convenience in a distinctive specialty retail environment. Key aspects of our business include:

Shopping Experience. Our guests can satisfy all of their beauty needs at Ulta Beauty. Our stores, website, and mobile applications offer more than 25,000 products from more than 600 well-established and emerging beauty brands across a variety of categories and price points, including Ulta Beauty’s own private label, the Ulta Beauty Collection. Our bright and open store environment and easy to shop website and mobile applications encourage our guests to discover new products and services. We believe we offer the widest selection of beauty categories, including prestige and mass cosmetics, fragrance, haircare, prestige and mass skincare, bath and body products, professional hair products, and salon styling tools. We also offer a full-service salon in every store featuring hair, skin, makeup, and brow services.

Value Proposition. We believe our focus on delivering a compelling value proposition to our guests across all of our product categories drives guest loyalty. We offer a comprehensive loyalty program, Ultamate Rewards, and target communications and promotions through our Customer Relationship Management platform. We also offer frequent promotions and coupons, in-store events, and gifts with purchase.

Convenience. Today, we offer guests a variety of ways to shop for beauty, including in our stores, through our mobile applications, and on ulta.com. We also provide convenient fulfillment options including buy online pick-up in store, buy online pickup curbside, ship from store, and ship to home. Our stores are predominantly located in convenient, high-traffic locations such as power strip centers. Our typical store is approximately 10,000 square feet, including approximately 950 square feet dedicated to our full-service salon. Our store design, fixtures, and open layout provide the flexibility to respond to consumer trends and changes in our merchandising strategy. As of January 30, 2021, we operated 1,264 retail stores across 50 states, as well as an e-commerce website and mobile applications.

We were founded in 1990 as a beauty retailer at a time when prestige, mass, and salon products were sold through distinct channels — department stores for prestige products; drug stores and mass merchandisers for mass products; and salons and authorized retail outlets for professional hair care products. We developed a unique specialty retail concept that offers a broad range of brands and price points, a compelling value proposition, and a convenient and welcoming shopping environment. We define our target consumer as a beauty enthusiast, a consumer who is passionate about the beauty category and has high expectations for the shopping experience. We estimate that beauty enthusiasts represent approximately 57% of shoppers and 77% of spend in the U.S. beauty category.

Compensation Discussion and Analysis

Management responded quickly to unprecedented challenges created by the COVID-19 pandemic.

The unprecedented economic, societal and human challenges of the COVID-19 pandemic in fiscal 2020 prompted management to take numerous actions to protect the safety and wellbeing of our associates and guests and mitigate risk. In early March 2020, as the virus began to spread in the U.S., we quickly took steps to keep our associates and guests safe and healthy. We increased sanitization measures and cleaning frequency in stores, limited the use of testers and suspended all beauty services.

As the situation escalated, we made the decision to temporarily close all stores on March 19, 2020, and quickly shifted our focus to our e-commerce operations. Then, as we all continued to learn how to work and operate within a new and dynamic environment, we undertook additional actions to drive sales and leverage our brand and financial strength to better position the Company for when the COVID-19 pandemic would be behind us.

Due to the impact of the COVID-19 pandemic on our business, several changes needed to be made to accommodate a rapidly changing and evolving operating environment.

These changes included:

●	Immediate ramp up by distribution centers and fast-fulfillment centers servicing the e-commerce operations to holiday levels.

●	Complete and immediate change in marketing promotional calendars to reflect store closures.

●	Immediate reduction in operating expenses to conserve cash and drawdown of the Company’s line of credit facility to ensure sufficient liquidity.

●	Immediate and evolving development of PPE and safety protocols for associates and guests to mitigate COVID-19 exposure while providing a safe shopping and working environment.

●	Decision to pay retail associates for approximately 30 additional days after stores were temporarily closed. After consideration of the changes incorporated in CARES act, we furloughed approximately 33,000 store retail and salon associates. For those furloughed benefits-eligible associates, the Company provided benefits continuation and waived the associate contribution through December 31, 2020.
●	Development and deployment of associate assistance programs such as the Ulta Beauty Catastrophe Pay policy to support associates as part of pre- and post-furlough compensation, as well as a planned and systematic recall of a portion of our furloughed associates in a manner that optimized expense and store staffing levels while maintaining a positive guest experience and appropriate COVID-19 mitigation.

●	Establishment of contact tracing measures to protect associates and guests and ensure our ability to safely operate stores, distribution centers and fast fulfillment centers, and corporate teams.

On May 11, 2020, the Company started a phased store reopening process. By July 20, 2020, the full fleet of Ulta Beauty stores was again operational. By January 30, 2021, salon and brow services had resumed in almost all stores. Reflecting operational limitations related to COVID-19 and the partial resumption of services, the Company has reactivated many of the furloughed associates.

Company performance in fiscal 2020 was significantly impacted by the COVID-19 pandemic.

Our results of operations for fiscal 2020 were significantly impacted by the effects of COVID-19 but the multi-year, strategic investments we had previously implemented to enhance our omnichannel and supply chain capabilities, combined with the

Compensation Discussion and Analysis

ongoing commitment of our distribution associates, enabled us to respond quickly to increased e-commerce demand and guest engagement.

While fiscal 2020 was significantly challenged, due to the flexibility, agility and unwavering commitment to our guests and each other of our leadership team and associates, we accomplished the following:

●	We doubled our sales through our digital channels while store traffic declined due to limited physical capacity, reduced operating hours, and guest concerns about their personal safety through most of 2020. To meet this increased demand, we expanded our fulfillment capabilities, including the opening of our Jacksonville fast fulfillment center, enhancements to our existing distribution facilities, expansion of our ship-from-store capabilities, and the introduction of curbside pickup.

●	We expanded GLAMLab, our virtual try-on tool, to include hair color, false lashes and the Benefit brow bar, and we introduced a digital skin analysis tool to assess guest skincare needs and offer personalized recommendations. In 2020, more than 11 million guests engaged with these tools, trying on more than 100 million shades through the application and ulta.com.

●	We gained market share in most prestige categories.

●	We took deliberate actions to adjust and optimize our cost structure to reflect changes in our business and the operating environment.

●	We announced an exclusive partnership with Target Corporation which we believe will disrupt the beauty category and change how guests experience beauty.

●	We published our first ESG report to share our progress in four key focus areas: people, product, community and the environment.

We implemented compensation programs for fiscal 2020 to reflect evolving business expectations.

●	No merit salary increases were awarded for NEOs for fiscal 2020. Starting on April 19, 2020, our CEO, Mary Dillon, elected to forgo her base salary. The payment of her salary resumed on June 14, 2020.
●	Because the onset of COVID-19 occurred prior to the finalization of our incentive programs for the year, the compensation committee was able to consider the challenges the pandemic presented and the lack of clarity about its potential duration in approving:
o	A bifurcated approach to the annual incentive program that separated the first half of the year from the second – acknowledging the inability to forecast operations as stores were closed and establishing a framework whereby the committee could assess operational performance for the first half and establish an objective EBT target for the second half of the year; and
o	For the standard annual award of equity in March, an equal mix of stock options and time-based restricted stock units to maintain an emphasis on stock price appreciation (recovery) and executive retention during a period for which goals could not be reasonably established for performance-based shares.
●	Based on (i) its assessment of the Company’s performance prior to the impact of COVID-19, (ii) management’s handling of the crisis, (iii) the Company’s thoughtful re-emergence from temporarily closing its stores during March – July 2020, (iv) the Company’s performance against its strategic priorities, (v) the Company’s total shareholder

Compensation Discussion and Analysis

return, and (vi) the Company’s EBT results for the second half of the fiscal year, the compensation committee approved:
o	Bonus funding for the first half of the year at the threshold level, which equals 25% of the full year’s target bonus amount.
o	Bonus funding for the second-half of the year based on 150% achievement of the second half EBT results against the EBT target, which equals 75% of the full year’s target bonus amount.
o	On February 9, 2021, a payout under the 2019 performance-based restricted stock units (“PBSs”) that reflected the two-year cumulative performance period of fiscal 2019 and fiscal 2020. In assessing performance, the compensation committee elected to exclude the estimated impact of the COVID-19 pandemic on revenue and EBT in fiscal 2020. This had the impact of changing the value of the PBS award for the performance period from zero, to a weighted average payout of approximately 58.8% of target. More details regarding these payments and the factors the compensation committee considered can be found below in the “2020 Compensation Components” section.

The alignment of performance and pay in fiscal 2020 reflects our compensation philosophy.

Executive pay is delivered through a performance-based compensation program that provides the opportunity to earn meaningful compensation upon achievement of superior performance and limits earnings opportunity when results are not satisfactory. Annual incentive opportunity is typically directly tied to one quantifiable objective performance target: EBT, adjusted for certain accounting charges and credits. The use of EBT is designed to enhance focus on profitable growth, which is a key indicator of our operating performance. Typically, no awards are paid under this program if a threshold level of earnings is not achieved. This program was modified due to the impact of COVID-19; however, we maintained the use of EBT as the one objective performance target.

Our long-term incentive plan (“LTIP”) is designed to focus on our plan to drive long-term profitable growth.

Historically, the LTIP included non-qualified stock options with four-year vesting; PBSs that are earned after a two-year performance period, based on achievement against multi-year revenue and EBT goals, and require a third year of time vesting; and time-based RSUs with three-year cliff vesting. Stock options only provide for compensation if the share price rises above the fair market value grant price, also aligning executive’s interests in share value growth, and time-based RSUs serve as a retention vehicle and further align associates’ interests with stockholders. For 2020, given the uncertainty and inability to set objective long-term goals, the compensation committee awarded NEOs 50% of the targeted LTIP value in the form of stock options to maintain a focus on share price appreciation and 50% in the form of restricted stock units to better support retention.

We value stockholder engagement and consider the results of the 2020 say-on-pay vote.

At our 2020 Annual Meeting of Stockholders, approximately 92% of stockholders indicated their approval of the compensation paid to our NEOs through the advisory vote to approve executive compensation (“say-on-pay”). The compensation committee believes that this vote affirms stockholder support of the Company’s approach to executive compensation. The compensation committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our NEOs. We regularly review and assess our compensation programs to ensure that they are aligned with our business strategies and that the type and mix of short-term and long-term incentive vehicles used continue to align management with stockholders’ interests and reward for high performance.

Feedback from stockholders is an important consideration that the compensation committee uses when formulating future compensation programs. The Company actively solicits feedback on a wide range of issues, including executive compensation, corporate governance, and environmental and social responsibility issues.

Compensation Discussion and Analysis

Philosophy

OUR PHILOSOPHY		HOW WE EXECUTE OUR PHILOSOPHY

Our executive compensation philosophy is to provide compensation opportunities that attract, retain, and motivate talented key executives.	✔	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant business factors.

	✔	We link annual incentive compensation to our performance on key measurable financial, operational, and strategic goals that drive stockholder value.

	✔	We focus a significant portion of the executive’s compensation on equity-based incentives to align interests closely with stockholders.

	✔	We manage “pay for performance” such that pay is clearly linked to business and individual performance.

Overview of 2020 Compensation

Our fiscal 2020 compensation program consisted of a base salary, annual incentive plan, and long-term incentive plan. This mix of compensation is intended to ensure that total compensation reflects our overall intent to motivate executive officers to meet appropriate performance measures and to align management with stockholders’ long-term interests.

Components of Compensation

The majority of target compensation we offer our NEOs is delivered in variable, performance-based elements.

The material components of our executive compensation program design and their purposes and key characteristics are summarized in the following table:

	Reward Element	Purpose	Form	Type	Duration
Fixed	Base Salary	Compensation for duties and responsibilities	Cash	Fixed	Short Term
At Risk	Annual Incentive Plan	Rewards NEOs for achievement of company-wide EBT goal	Cash	Performance Based	Short Term
	Long-Term Incentive Plan	Rewards creation of long-term stockholder value and achievement of key operating metrics over a longer-term period	Stock Options (50% of award value) Restricted Stock Units (50% of award value)	Performance Based	Long Term

As part of our continued emphasis on creating stockholder value, we utilize EBT as the single financial performance measure for the corporate annual incentive for all officers. Each fiscal year, the board of directors approves the EBT target goal. The compensation committee then approves the threshold and maximum performance against the EBT target at the beginning of the fiscal year. As further discussed in “2020 Components of Compensation-Annual Incentives” later in this CD&A, due to the uncertainty created by COVID-19, the compensation committee bifurcated the annual incentive plan into two halves with EBT as the second-half performance measure.

Compensation Discussion and Analysis

We use stock options and RSUs as a means of providing long-term incentives for our NEOs. Historically we also used PBS awards that were tied to the attainment of both two-year EBT growth and two-year revenue growth goals and required a third year of vesting. However, due to the uncertainty caused by COVID-19, PBS awards were not used in fiscal 2020. In March 2021, we returned to our historical LTIP structure compromised of PBSs (50% of award value), stock options (30% of award value) and time-based RSUs (20% of award value) for fiscal 2021 for our NEOs.

The first chart below shows the mix of our CEO’s fiscal 2020 target compensation by component and the portion of total compensation that is performance based. The second chart shows this same data for our other NEO’s fiscal 2020 target compensation.

The use of stock options emphasizes long-term alignment with stockholder value, as the stock options will not have any value unless our share price increases.

Compensation Discussion and Analysis

2020 Executive Compensation

What We Do:	Objectives and Considerations:

Compensation Committee Reviews Comparative Pay Levels

We review competitive pay levels among a peer group of retailers with revenues similar to Ulta Beauty, compensation survey data for similarly sized retail companies from the Willis Towers Watson 2019 Retail Executive Survey Report, and compensation survey data for similarly sized general industry companies from the Willis Towers Watson 2019 CDB General Industry Survey report.

Our CEO Provides Input for Other Executives

The CEO recommends to the committee other executive’s compensation based on the executive’s performance and internal pay equity among current executives and newly hired executives, as well as talent and succession planning considerations. The CEO does not participate in setting her own compensation.

Compensation Committee Makes Final Determination

The compensation committee approves executive compensation after deliberation, taking into account such factors as talent planning, succession, and Company performance. In addition, the committee considers such factors as total compensation philosophy, individual performance, and the positioning of Ulta Beauty’s executive total compensation levels relative to market.

We consider the nature and job scope of each NEO.

We consider internal pay positioning, taking into account each NEO’s pay components and levels relative to other executives with respect to role, length of time the NEO has served in the NEO’s current position, seniority, and levels of responsibility.

We consider the accounting and tax impact of each element of compensation.

We consider competitive pay levels and practices for similar positions among identified data sets.

ULTA BEAUTY 2020 COMPENSATION PEER GROUP

Big Lots, Inc.	Dollar General Corporation	Ross Stores, Inc.
Burlington Stores, Inc.	Dollar Tree, Inc.	Sally Beauty Holdings, Inc.
Capri Holdings Limited	Foot Locker, Inc.	The Michaels Companies, Inc.
Carter’s, Inc.	L Brands, Inc.	Tractor Supply Company
Dick’s Sporting Goods, Inc.	PVH Corp.	Under Armour, Inc.
Williams-Sonoma, Inc.

We selected a peer group of companies in similar size and with whom we may compete for talent and assess them annually to ensure the peer group remains relevant from industry, size, and performance perspectives for use in benchmarking pay to inform our decisions.

Compensation Discussion and Analysis

Compensation of the President

In March 2020, in recognition of his strong individual and continued Company performance, and to improve the competitiveness of his total compensation relative to market, the compensation committee made the following adjustments to Mr. Kimbell’s compensation:

●	increased base salary by 9% to $798,075, effective March 22, 2020;
●	increased annual incentive opportunity from 100% of base salary (or $798,075) to 115% of base salary (or $917,786); and
●	increased long-term incentive plan opportunity from $2,213,996 to $2,705,995, using the same mix of vehicles as for other senior officers (50% stock options and 50% RSUs).

In addition, on March 27, 2020, the compensation committee awarded Mr. Kimbell an equity award with a grant date fair value of $5,000,000, split equally between stock options and RSUs, consistent with our annual grants for 2020. The options will vest and become exercisable in 25% increments annually beginning March 15, 2021. The RSUs will cliff vest 100% on March 15, 2023.

2020 Compensation Components

COMPENSATION COMPONENTS

Base Salary	Annual Incentives	Long-Term Incentive Plan

Base Salary

Base salaries are reviewed annually and are set based on: competitiveness versus the external market, talent planning, internal merit increase budgets, individual and Company performance, and internal equity considerations.

The compensation committee and management discuss the economic and market conditions, which impact compensation decisions. After these thorough reviews, our CEO makes individual recommendations with input from the human resources department regarding competitive position to the market. Ms. Dillon was not involved in the discussion of her own compensation. The NEO base salary and percentage increases for fiscal 2020 were:

	2020
	Base Salary	Percentage
Named Executive Officer	($)	Increase
Mary N. Dillon	1,185,038	—%
David C. Kimbell	798,075	9%
Scott M. Settersten	697,528	—%
Jodi J. Caro	561,766	—%
Jeffrey J. Childs	573,352	—%

In March 2020, merit increases of 3% for all NEOs and 3.5% for Jodi Caro were approved, but were not implemented in light of the COVID-19 pandemic. These base salary levels are competitive with our market. Instead of the 3% approved for all other NEOs, Mr. Kimbell received a 9% market increase to bring his base salary in line with the competitive market for his role. Ms. Dillon’s, Mr. Settersten’s, Ms. Caro’s and Mr. Childs’s approved increases would have been reflective of the general salary increase applicable to other associates that had exhibited strong performance but were already at the targeted market level.

Compensation Discussion and Analysis

In response to COVID-19, Ms. Dillon voluntarily elected to forgo her base salary from April 19, 2020 through June 14, 2020, when a significant number of our associates were brought back from furlough and our stores were substantially reopened. Additionally, with the exception of Mr. Kimbell, all merit increases for the NEOs were deferred for the remainder of fiscal 2020. Thus, base salaries in the table above reflect salary levels for both fiscal 2019 and 2020. Mr. Kimbell received a market adjustment effective March 22, 2020.

Annual Incentives

At the beginning of fiscal 2020, the compensation committee deferred setting bonus targets due to the uncertainty surrounding the COVID-19 pandemic. Based on (i) its assessment of the Company’s performance prior to the impact of COVID-19, (ii) management’s handling of the ongoing crisis, (iii) the Company’s re-emergence from temporarily closing its stores during March – July 2020 and (iv) the Company’s performance against its strategic priorities, the compensation committee subsequently agreed to a bifurcated approach to the annual incentive program that separated the first-half of the year from the second.

●	For the first half of fiscal 2020, the compensation committee could make a discretionary determination of bonus funding at the completion of the fiscal year, using its judgment and considering multiple factors including COVID-19 crisis management, business stabilization and reopening efforts and first-half results; and

●	For the second half of fiscal 2020, the compensation committee approved a second-half EBT target and the threshold and maximum performance against that target. The second-half fiscal 2020 annual incentive award was based on the attainment of the second-half EBT target and was designed to represent a fair balance between financial attainment for the stockholders and financial reward, engagement and retention for the bonus plan participants. If the second-half goals were achieved, an incentive pool would be funded at a level equal to 50% of the annual incentive target.

The NEO target annual incentives, shown as a percentage of base salaries, for fiscal 2020 were as follows:

2020
Annual Incentive
Named Executive Officer	Target
Mary N. Dillon	170%
David C. Kimbell	115%
Scott M. Settersten	80%
Jodi J. Caro	65%
Jeffrey J. Childs	65%

Mr. Kimbell’s annual incentive target for 2020 was increased from 100% to 115% of his base salary to reflect his performance and maintain competitive compensation levels. Mr. Settersten’s annual incentive target for 2020 increased from 75% to 80% of his base salary to reflect market competitiveness.

For fiscal 2020, had the COVID-19 pandemic not occurred, the EBT target for fiscal 2020 would have been $914.0 million. The pandemic and resulting temporary store closures greatly affected the business. The compensation committee in assessing the Company’s performance in the first-half of the fiscal year, the uncertain economic environment and unsettled and changing state regulations around store operating environments set a second-half fiscal 2020 target EBT under the annual incentive program of $204.0 million. This target reflected a rigorous goal setting process in which management and the compensation committee worked collaboratively over a number of committee meetings to set stretch targets reflective of our growth goals for the second half of fiscal 2020 based on the information on hand and our collective assessment of the overall economic environment when the goals were set.

Compensation Discussion and Analysis

The fiscal 2020 second-half annual incentive performance/payout range was as follows:

	Second Half of 2020
	Annual Incentive Payout
	Percent to Target	Payout
Threshold	80%	20%
Target	100%	100%
Maximum	110%	150%

Based on our EBT performance of $323.7 million for the second half of fiscal 2020, the annual incentive payout was 150% of the second-half target based on EBT performance of greater than 110% to target. This second-half payout of 150% is equal to 75% of the annual incentive plan target.

For the first-half incentive award, the compensation committee made a discretionary determination of bonus funding at the completion of the fiscal year considering multiple factors including COVID-19 crisis management, business stabilization and reopening efforts and first-half results. A listing of factors (but not limited to) considered by the committee is reflected on page 29. Based on these factors, the compensation committee approved a payout of 50%. This first-half payout of 50% is equal to 25% of the annual incentive plan target.

For fiscal 2020, the combined results of the first-half 2020 bonus payout of 50% (equal to 25% of the annual target) and the second-half 2020 incentive plan payout of 150% (equal to 75% of the annual target) resulted in a cumulative payout equal to 100% of the fiscal 2020 incentive target. Executives payout at target was consistent with the payout earned by the broader population that participates in the corporate bonus plan.

The compensation committee can use negative discretion to reduce calculated annual incentive payouts but did not apply any downward discretion in fiscal 2020 for the second half of 2020.

Long-Term Incentive Plan

During fiscal 2020, we provided long-term incentive awards through grants of stock options and RSUs to our NEOs and certain other associates. Under the LTIP, each eligible associate may receive an award with a value that is targeted to a percentage of base salary, with the ultimate value dependent upon Company performance.

The compensation committee approved awards in fiscal 2020 as follows:

2020
LTIP Target
Named Executive Officer	Percentages
Mary N. Dillon	409%
David C. Kimbell	330%
Scott M. Settersten	230%
Jodi J. Caro	135%
Jeffrey J. Childs	100%

The compensation committee increased the LTIP target percentage for Mr. Kimbell from 270% to 330% of base salary and Ms. Caro from 110% to 135% of base salary to further align their compensation opportunities with stockholders for long-term value creation and provide market competitive long-term compensation opportunities.

In 2020, the compensation committee implemented a different vesting schedule for stock options granted to Ms. Dillon, Mr. Settersten, and Mr. Childs to align vesting with support for succession planning and as incentive for retention. The stock options granted in fiscal 2020 will vest 50% on April 1, 2022, 25% on March 15, 2023 and 25% on March 15, 2024.

Compensation Discussion and Analysis

Consistent with our pay-for-performance orientation, the compensation committee granted the annual LTIP award with the following mix:

Stock Options	RSUs
Stock options granted under the LTIP generally have the following characteristics:	RSUs granted under the LTIP generally have the following characteristics:
✔ exercise price equal to the fair market value of our common stock on the date of grant; ✔ ratable vesting, on an annual basis over a four-year period; and ✔ ten-year term from the date of grant.	✔ entitle the holder to receive an equal number of shares of common stock at settlement; and ✔ cliff vest 100% at the end of three years from grant date.

PBS awards granted in 2019 were eligible to be earned based on two-year cumulative revenue and EBT targets as shown under the columns labeled “Original” below:

	Revenue – 33% of PBS Value				EBT – 67% of PBS Value
	$ - Original (in millions)	$ - Adjusted (in millions)	Percent to Target	Payout	$ - Original (in millions)	$ - Adjusted (in millions)	Percent to Target	Payout
Threshold	15,155	13,285	95%	50%	1,799	1,122	85%	50%
Target	15,953	13,984	100%	100%	2,116	1,320	100%	100%
Maximum	16,750	14,683	105%	200%	2,328	1,452	110%	200%
Original Achievement	13,550	—	85%	0%	1,137	—	54%	0%
Adjusted Achievement	—	13,550	97%	69%	—	1,137	86%	54%

The two-year cumulative revenue and EBT targets were $13.98 billion and $1.32 billion, respectively. At the beginning of 2020 our revenue and EBT was on track for the 2019 PBS awards to payout at 56% of target. For 2020, the compensation committee exercised discretion and adjusted our revenue and EBT performance to exclude the estimated impact of the COVID-19 pandemic. After taking into account these adjustments, we achieved two-year cumulative revenue and EBT of $13.55 billion and $1.14 billion, respectively, resulting in a payout of 69.0% of the revenue target and 53.8% of the EBT target of the 2019 PBS award, for a total a payout of approximately 58.8% of the target opportunity. While the performance period is complete, the awards will not vest until March 15, 2022.

Compensation Discussion and Analysis

In addition, a separate RSU award pool (High Performer Pool) may be funded each year if EBT performance for the year at a minimum reaches threshold. If the High Performer Pool is funded, based on actual EBT performance for the year and approved by the compensation committee, the CEO may recommend RSU awards to specific individuals based on her assessment of their individual performance and contribution to the success of the Company. The CEO recommends these individual awards to the compensation committee for approval. For fiscal 2020, as in prior years of strong performance, a High Performer Pool was created but none of the NEOs received a grant under the program.

Executive Compensation Policies and Practices

The compensation committee and management seek to ensure that our executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive our NEOs compensation program:

What We Do		What We Don’t Do
✔	Pay-for-Performance: Significant amount is performance-based and not guaranteed	✘	No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
✔	Multiple Performance Metrics and Time Horizons: Use multiple performance metrics focusing on top-line and bottom-line growth and multi-year vesting and measurement periods for long-term incentives	✘	No Repricing or Buyouts of Stock Options: The Company’s equity plan prohibits repricing or buyouts of underwater stock options
✔	Annual Compensation Risk Review: Annually assess risk in compensation programs	✘	No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the limited perquisites we provide
✔	Double-Trigger Change in Control: Include “double-trigger” change in control provisions for the vesting of equity awards and the receipt of severance	✘

No Hedging, Derivatives, Pledging or Margin Accounts: NEOs are prohibited from engaging in derivatives and hedging transactions and from holding Company stock in a margin account or pledging Company stock as collateral

✔	Share Ownership Guidelines: NEOs must comply with share ownership requirements	✘	No Dividends on Unearned PBSs and RSUs: No dividends or dividend equivalents are paid on PBSs or RSUs until such PBSs and RSUs become vested and earned
✔

Clawback Policy: We maintain a robust clawback policy that provides for recovery of incentive compensation in the event of a financial restatement, other misconduct not involving financial restatements, and for breaches of non-compete and other restrictive covenants

		✘	No Contracts: No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
✔	Challenging Performance Objectives: Set challenging performance objectives for Annual Incentive and LTIP
✔

Use of Independent Consultant: The compensation committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest

✔	Limited Perquisites: Provide limited perquisites
✔	Peer Groups: Use appropriate peer groups when establishing compensation

Compensation Discussion and Analysis

Share Ownership Guidelines

The compensation committee has established the following share ownership guidelines to strengthen the focus of our senior officers on our long-term goals and further align their interests with stockholders:

Position	Required Amount
CEO	6X Base Salary
Other NEOs	3X Base Salary
Chief Non-NEOs	2X Base Salary

Shares of common stock held in brokerage accounts for the executives’ benefit in trust, through tax qualified retirement plans, PBSs (which have been earned based on performance, but which are still subject to time vesting), RSUs and the gain in value (i.e. “in-the-money value”) of vested and unvested stock options held are included in determining whether the ownership requirement has been met and sustained. Each executive has five years following appointment to meet the applicable stock ownership requirements of their position. All executives are in compliance with our share ownership guidelines.

Clawback Provisions

We maintain a robust compensation recovery or “clawback” policy applicable to all Section 16 officers as well as other associates who receive equity grants or are otherwise selected for coverage.

Under the clawback policy, the compensation committee may recover and/or cancel previously granted or earned incentive compensation (including recovery of gains realized thereon) in the event: (a) that Ulta Beauty is required to materially restate its financial or operating results (whether or not there is any fraud or misconduct and whether or not the executive whose compensation is subject to clawback is responsible, but excluding restatements caused by changes in accounting rules, reclassification or other retrospective changes not caused by fraud or misconduct), (b) of fraud or misconduct (regardless of whether the fraud or misconduct is related to a restatement of financial or operating results), (c) of a violation of Ulta Beauty’s Code of Business Conduct, or (d) of a violation of any applicable non-compete, non-solicitation or confidentiality covenants.

Anti-Hedging and Anti-Pledging Provisions

Our insider trading policy prohibits trading in puts, calls, and other derivative securities on our stock and also prohibits the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock by officers, directors, and associates. In addition, our insider trading policy prohibits our executive officers, directors, and other designated insiders from holding Company stock in a margin account or pledging our stock as collateral for a loan, with certain limited exceptions.

Long-Term Incentive Granting Policy

We have a general policy of making equity grants (stock options and RSUs) for new executive officers and NEOs once our trading window opens on the third business day following the date our earnings announcement is made for each fiscal quarter. The window generally remains open for 30 days. The annual LTIP grant is generally made in the open window following our fourth quarter earnings announcement. This timing is therefore generally consistent with when our executives and directors would be allowed to trade in our common stock under our insider trading policy. The compensation committee determined that setting the exercise price for stock options at this time was prudent in that it allowed for the market to process all reported public information prior to establishing the price. Such a practice thereby eliminates any potential manipulation regarding the timing of stock option grants. All equity grants for executives and NEOs are approved in advance by the compensation committee.

Compensation Discussion and Analysis

Benefits and Perquisites

Executives can defer compensation under our non-qualified deferred compensation plan with matching contributions equal to 100% of contributions made up to 3% of eligible deferred compensation, which is more fully described in the narrative to the 2020 Non-Qualified Deferred Compensation table below. For all eligible associates, we offer a 401(k) plan with matching contributions equal to 100% of the contributions for the first 3% of eligible salary and 50% of the contributions on the next 2% of eligible salary. In addition, we offer group health, life, accident, and disability insurance to eligible associates. Our associates are also entitled to a discount on purchases at our stores.

Change in Control and Severance Plan

The Company has an Executive Change in Control and Severance Plan (the “CIC Plan”), which provides severance and other benefits should an executive be involuntarily terminated in connection with a change in control. We adopted the CIC Plan as a market-based plan that is intended to minimize distraction to our executives by providing financial security in the event of a loss of employment following a change in control. See “Severance and Change in Control Benefits” below for additional details.

Accounting and Tax Considerations

Historically, our incentive compensation programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. However, the compensation committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Ulta Beauty.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the Company’s ability to deduct compensation paid in excess of $1.0 million to its chief executive officer and to its current and former named executive officers. For tax year’s prior to 2018, Section 162(m) did not apply to the CFO’s compensation, compensation of prior named executive officers, or certain performance based compensation. Although the compensation committee intends to continue emphasizing performance based compensation as a means of motivating and aligning our executive’s interests with those of our stakeholders, it expects in the future to approve and pay compensation that is not tax deductible.

Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the fiscal 2020:

									Non-Equity
							Stock		Incentive
					Stock		Option		Plan	All Other
		Salary		Bonus	Awards		Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($) (1)		($)	($) (2)		($) (3)		($) (4)	($) (5)	($)
Mary N. Dillon	2020	1,009,333	(6)	503,641	2,496,205		2,496,144		1,510,923	83,918	8,100,164
Chief Executive Officer and	2019	1,185,038		—	2,376,246		2,376,052		1,035,889	91,574	7,064,799
Director (Principal Executive	2018	1,150,510		260,000	8,501,584		2,255,001		1,989,117	89,206	14,245,418
Officer)
David C. Kimbell	2020	798,075		229,447	3,853,077	(7)	3,853,043	(7)	688,340	46,843	9,468,825
President	2019	730,642		—	986,906		986,403		358,150	43,811	3,105,912
	2018	676,520		—	845,678		845,688		516,016	36,195	2,920,097
Scott M. Settersten	2020	697,528		139,506	826,370		826,227		418,517	53,031	2,961,179
Chief Financial Officer	2019	697,528		—	802,776		802,177		269,002	47,690	2,619,173
(Principal Financial Officer)	2018	658,050		—	691,250		690,979		501,928	36,251	2,578,458
Jodi J. Caro	2020	561,766		91,287	392,513		392,496		273,861	38,577	1,750,500
General Counsel,	2019	561,766		—	309,323		309,021		187,759	37,788	1,405,657
Chief Compliance Officer and	2018	535,018		—	367,686		267,534		353,674	29,292	1,553,204
Corporate Secretary
Jeffrey J. Childs	2020	573,352		93,170	295,344		295,283		279,509	41,665	1,578,323
Chief Human Resources	2019	573,352		—	287,005		286,723		191,632	39,887	1,378,599
Officer	2018	546,042		—	273,109		273,045		360,961	36,210	1,489,367
1.	Amounts shown for 2020 represent the first-half portion of the annual incentive award as described in “2020 Compensation Components-Annual Incentives” in the CD&A.
2.	The grant date fair value of the LTIP RSUs is based on the closing share price of our common stock on the date granted.
3.	Amounts shown represent the grant date fair value of stock options granted in the year indicated as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 17 to the consolidated financial statements for fiscal 2020 contained in the Form 10-K filed on March 26, 2021.
4.	Amounts shown for 2020 represent the second-half portion of the annual incentive award as described in “2020 Compensation Components-Annual Incentives” in the CD&A.
5.	All other compensation includes 401(k) match, deferred compensation match, long-term disability premiums, and other perquisites, including club memberships, health screenings, and life insurance premiums as indicated on the table below for fiscal 2020:

		Deferred	Executive LT
	401(k)	Compensation	Disability	Other
	Match	Match	Premium	Perquisites
Name	($)	($)	($)	($)
Mary N. Dillon	7,845	31,647	37,118	7,308
David C. Kimbell	9,854	24,318	11,663	1,008
Scott M. Settersten	10,885	21,731	14,541	5,874
Jodi J. Caro	11,193	17,501	9,033	850
Jeffrey J. Childs	10,678	17,862	12,257	868
6.	In response to COVID-19, from April 19, 2020 to June 14, 2020, Ms. Dillon elected to forgo her base salary. Thus, salary in the table above reflects what was paid to Ms. Dillon during the fiscal year rather than her base salary of $1,185,038.

Compensation Discussion and Analysis

7.	In March 2020, the Board of Directors, in connection with its annual review of compensation, awarded our President, Mr. Kimbell, an additional one-time award with a grant date fair value of $5,000,000 (rounded up to the nearest whole share), split equally between stock options and RSUs. The stock options will vest and become exercisable in 25% increments annually beginning March 15, 2021. The RSUs will cliff vest 100% on March 15, 2023.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs for fiscal 2020:

								Number	Exercise or	Grant Date
				Estimated Future Payouts			Number	of	Base	Fair Value of
			Board	Under Non‑Equity Incentive			of	Securities	Price of	Stock and
			of	Plan Awards (1)			Shares	Underlying	Stock	Stock
	Grant	Grant	Directors Approval	Threshold	Target	Maximum	of Stock	Stock Options	Option Awards	Option Awards
Name	Type	Date	Date	($) (2)	($)	($) (3)	(#)	(#)	($)	($) (4)
Mary N. Dillon
	Annual Incentive			201,456	1,007,282	1,510,923	—	—	—	—
	LTIP	3/27/2020	3/27/2020	—	—	—	—	45,885	174.45	2,496,144
	LTIP	3/27/2020	3/27/2020	—	—	—	14,309	—	—	2,496,205
David C. Kimbell
	Annual Incentive			91,779	458,893	688,340	—	—	—	—
	LTIP	3/27/2020	3/27/2020	—	—	—	—	24,872	174.45	1,353,037
	LTIP	3/27/2020	3/27/2020	—	—	—	7,756	—	—	1,353,034
	One-time Award	3/27/2020	3/27/2020	—	—	—	—	45,956	174.45	2,500,006
	One-time Award	3/27/2020	3/27/2020	—	—	—	14,331	—	—	2,500,043
Scott M. Settersten
	Annual Incentive			55,802	279,011	418,517	—	—	—	—
	LTIP	3/27/2020	3/27/2020	—	—	—	—	15,188	174.45	826,227
	LTIP	3/27/2020	3/27/2020	—	—	—	4,737	—	—	826,370
Jodi J. Caro
	Annual Incentive			36,515	182,574	273,861	—	—	—	—
	LTIP	3/27/2020	3/27/2020	—	—	—	—	7,215	174.45	392,496
	LTIP	3/27/2020	3/27/2020	—	—	—	2,250	—	—	392,513
Jeffrey J. Childs
	Annual Incentive			37,268	186,339	279,509	—	—	—	—
	LTIP	3/27/2020	3/27/2020	—	—	—	—	5,428	174.45	295,283
	LTIP	3/27/2020	3/27/2020	—	—	—	1,693	—	—	295,344
1.	Amounts represent payouts associated with the second-half EBT achievement. If the second-half target were achieved, an incentive pool would be funded at a level equal to 50% of the annual bonus target.
2.	Threshold assumes performance equals 80% of the EBT performance target, resulting in a payout of 20% of the EBT target bonus.
3.	Maximum assumes performance equals or exceeds 110% of the EBT performance target, resulting in a payout of 150% of the EBT target bonus.
4.	Represents the grant date fair value of stock and stock options granted as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 17 to the consolidated financial statements for fiscal 2020 contained in the Form 10-K filed on March 26, 2021.

Compensation Discussion and Analysis

Outstanding Equity Awards as of January 30, 2021

The following table presents information concerning stock options, PBSs, and RSUs held by the NEOs as of January 30, 2021:

	Stock Option Awards				Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
	Number of	Number of						Number of		Market
	Securities	Securities	Stock		Number of		Market	Unearned		Value of
	Underlying	Underlying	Option		Shares of		Value of	Shares of		Unearned
	Unexercised	Unexercised	Exercise		Stock		Shares	Performance-		Performance-
	Stock	Stock	Price	Stock	that		that	based Stock		based Stock
	Options	Options	Per	Option	have not		have not	that have not		that have not
	Exercisable	Unexercisable	Share	Expiration	Vested		Vested	Vested		Vested
Name	(#)	(#)	($)	Date	(#)		($)	(#) (1)		($)
Mary N. Dillon (1)					29,070		8,132,623	—		—
					—		—	—	(2)	5,000,000	(2)
					24,478	(2)	6,847,965	—		—
	50,000	50,000	164.06	9/15/2025
	9,158	—	191.76	3/25/2026
	23,417	7,806	281.53	3/24/2027
	11,253	22,505	204.27	3/29/2028
	6,606	19,821	348.73	3/29/2029
	—	45,885	174.45	3/27/2030
David C. Kimbell (3)					27,830		7,785,721	—		—
	2,347	—	191.76	3/25/2026
	6,578	2,193	281.53	3/24/2027
	8,440	8,440	204.27	3/29/2028
	2,742	8,229	348.73	3/29/2029
	—	70,828	174.45	3/27/2030
Scott M. Settersten (4)					9,423		2,636,178	—		—
	2,346	—	191.76	3/25/2026
	2,193	2,193	281.53	3/24/2027
	3,448	6,896	204.27	3/29/2028
	2,230	6,692	348.73	3/29/2029
	—	15,188	174.45	3/27/2030
Jodi J. Caro (5)					4,308		1,205,206	—		—
	2,674	892	281.53	3/24/2027
	2,670	2,670	204.27	3/29/2028
	859	2,578	348.73	3/29/2029
	—	7,215	174.45	3/27/2030
Jeffrey J. Childs (6)					3,482		974,124	—		—
	868	—	151.20	3/27/2025
	4,039	—	191.76	3/25/2026
	2,808	936	281.53	3/24/2027
	2,725	2,725	204.27	3/29/2028
	797	2,392	348.73	3/29/2029
	—	5,428	174.45	3/27/2030
1.	The vesting schedule for Ms. Dillon’s outstanding stock options and RSUs as of January 30, 2021 is as follows:

	Type of	Expiration
Name	Award	date	3/15/21	9/15/21	9/30/21	3/15/22	4/1/22	3/15/23	3/15/24
Mary N. Dillon	NQ	9/15/2025	—	50,000	—	—	—	—	—
	NQ	3/24/2027	7,806	—	—	—	—	—	—
	NQ	3/29/2028	11,252	—	—	11,253	—	—	—
	NQ	3/29/2029	6,607	—	—	6,607	—	6,607	—
	NQ	3/27/2030	—	—	—	—	22,942	11,471	11,472
	RSU		9,630	—	24,478	5,131	—	14,309	—
2.	March 29, 2018, the Board of Directors, in connection with its annual review of compensation, awarded our CEO, Ms. Dillon, an additional one time award (“2018 CEO award”) to create an intense focus on share price appreciation and secure Ms. Dillon’s employment for an additional three-year period. Pursuant to the agreement, the award has two components (1) a time-vesting restricted stock unit and (2) a performance-based restricted stock unit. The time-based condition will be satisfied on September 30, 2021 based on her continued service with the Company. The

Compensation Discussion and Analysis

performance-based vesting condition will be satisfied if the average closing price of the Company’s common stock for either the 20 trading days or 30 calendar days preceding September 30, 2021 equals or exceeds $300 to $350. To the extent our average closing share price is determined by our Board of Directors in its sole discretion to be (i) falsely depressed by a disruption with respect to our share price or an abnormal market disruption (including, without limitation, a natural disaster or a terrorist attack), or (ii) inflated due to the existence of material non-public information that upon disclosure is expected to have a significant adverse impact on our share price, then our Board of Directors, in its sole discretion, may adjust the measurement period of 20 trading days or 30 calendar days preceding September 30, 2021 to (A) a time period preceding such disruption, (B) shorten or lengthen the measurement period or (C) disregard the period of such disruption. The $5,000,000 amount in this table represents the minimum or threshold value of the performance-based portion of the award. The maximum amount that can be earned on the performance-based portion of the award is $10,000,000. The number of shares earned on the performance-based portion of the award will be based upon the Company’s closing stock price on September 30, 2021.
3.	The vesting schedule for Mr. Kimbell’s outstanding stock options and RSUs as of January 30, 2021 is as follows:

	Type of	Expiration
Name	Award	date	3/15/21	3/15/22	3/15/23	3/15/24	0/00/00
David C. Kimbell	NQ	3/24/2027	2,193	—	—	—	00,000
	NQ	3/29/2028	4,220	4,220	—	—
	NQ	3/29/2029	2,743	2,743	2,743	—
	NQ	3/27/2030	17,707	17,707	17,707	17,707
	RSU		3,611	2,132	22,087	—
4.	The vesting schedule for Mr. Settersten’s outstanding stock options and RSUs as of January 30, 2021 is as follows:

	Type of	Expiration
Name	Award	date	3/15/21	3/15/22	4/1/22	3/15/23	3/15/24	0/00/00
Scott M. Settersten	NQ	3/24/2027	2,193	—	—	—	—	00,000
	NQ	3/29/2028	3,448	3,448	—	—	—
	NQ	3/29/2029	2,231	2,230	—	2,231	—
	NQ	3/27/2030	—	—	7,594	3,797	3,797
	RSU		2,952	1,734	—	4,737	—
5.	The vesting schedule for Ms. Caro’s outstanding stock options and RSUs as of January 30, 2021 is as follows:

	Type of	Expiration
Name	Award	date	3/15/21	3/15/22	3/15/23	3/15/24	3/15/22	0/00/00
Jodi J. Caro	NQ	3/24/2027	892	—	—	—		00,000
	NQ	3/29/2028	1,335	1,335	—	—
	NQ	3/29/2029	859	859	860	—
	NQ	3/27/2030	1,803	1,804	1,804	1,804
	RSU		1,266	792	2,250	—
6.	The vesting schedule for Mr. Childs’ outstanding stock options and RSUs as of January 30, 2021 is as follows:

	Type of	Expiration
Name	Award	date	3/15/21	3/15/22	4/1/22	3/15/23	3/15/24	0/00/00
Jeffrey J. Childs	NQ	3/24/2027	936	—	—	—	—	00,000
	NQ	3/29/2028	1,362	1,363	—	—	—
	NQ	3/29/2029	797	797	—	798	—
	NQ	3/27/2030	—	—	2,714	1,357	1,357
	RSU		1,168	621	—	1,693	—

Compensation Discussion and Analysis

Stock Option Exercises and Stock Vested

The following table presents information concerning exercises of stock options and vesting of RSUs during fiscal 2020:

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Mary N. Dillon	50,000	5,054,535	6,929	1,434,719
David C. Kimbell	—	—	1,947	403,146
Scott M. Settersten	—	—	1,947	403,146
Jodi J. Caro	4,371	379,255	916	189,667
Jeffrey J. Childs	—	—	832	172,274
1.	The value realized on exercise and sale or exercise and hold of stock options is based on the weighted average sales price of our common stock on the transaction date as reported on the Form 4. The value realized was determined without considering any taxes that may have been owed or withheld.
2.	The value realized on vesting of stock awards is based on the closing share price of our common stock on the vesting date as reported on the NASDAQ Global Select Market. The value realized was determined without considering any taxes that may have been owed or withheld.

2020 Non-Qualified Deferred Compensation

The Ulta Beauty Non-qualified Deferred Compensation Plan allows participants to defer up to 75% of their base salary and 100% of their annual cash bonus. We match 100% of the contributions up to 3% of salary deferred. We do not match or make any other contributions to the plan with regards to bonus or long-term compensation. Participants may direct the investment of their contributions to the plan among several mutual funds, similar to those available under our 401(k) plan.

The table below sets forth certain information with respect to the non-qualified deferred compensation plans in which our NEOs may participate as of January 30, 2021:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings (Losses) in	Withdrawals/	Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year End
Name	($) (1)(2)	($)	($)	($)	($)
Mary N. Dillon (3)	705,303	31,647	595,773	(611,718)	5,053,825
David C. Kimbell (4)	363,356	24,318	191,927	—	1,576,053
Scott M. Settersten (5)	41,852	21,731	157,613	(144,065)	743,355
Jodi J. Caro (6)	27,807	17,501	37,562	—	322,700
Jeffrey J. Childs (7)	203,540	17,862	80,988	—	661,999
1.	Included in the amount listed under the “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.
2.	Contributions include salary and bonus deferrals, including bonuses earned in fiscal 2020 but paid in fiscal 2021.
3.	$4,332,820 was previously reported as compensation to Ms. Dillon in the Summary Compensation Table for prior years.
4.	$996,452 was previously reported as compensation to Mr. Kimbell in the Summary Compensation Table for prior years.

Compensation Discussion and Analysis

5.	$666,224 was previously reported as compensation to Mr. Settersten in the Summary Compensation Table for prior years.
6.	$239,830 was previously reported as compensation to Ms. Caro in the Summary Compensation Table for prior years.
7.	$359,609 was previously reported as compensation to Mr. Childs in the Summary Compensation Table for prior years.

Severance and Change in Control Benefits

Executive Change in Control and Severance Plan

In 2017 we adopted our CIC Plan, which provides severance protections to all of our executive officers, including all of our NEOs, in the event of an involuntary termination in connection with a change in control. Under the CIC Plan, an executive who is involuntarily terminated is eligible to receive the following severance payments and benefits as well as accelerated vesting of equity awards, subject to the execution of an effective release of claims in favor of the Company and continued compliance with their restrictive covenants:

●	a lump-sum cash payment equal to (a) 3.0 for Ms. Dillon and 2.0 for all other NEOs, multiplied by (b) the sum of (i) the executive’s salary (where “salary” is an amount equal to the greater of the executive’s salary (A) on the date of termination or (B) on the consummation of the change in control) plus (ii) the executive’s bonus (where “bonus” is an amount equal to the greater of (A) their target bonus on the date of termination, (B) the executive’s target bonus on the consummation of the change in control or (C) the actual anticipated bonus they would receive based on performance as of the change in control);
●	payment of a pro-rated portion of the executive’s annual cash bonus award for the year of termination (with the bonus calculated based on actual performance);
●	accelerated vesting of all outstanding equity awards held by the Participant that vest solely based on the passage of time; and
●	Company-paid COBRA premium payments for up to 18 months following the termination date.

Also, upon a change in control, without regard to any employment loss, all outstanding performance-based equity will vest at the greater of (a) target performance levels or (b) the amount that would have been earned for performance through the date of the change in control.

To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code of 1986, as amended, such payments and/or benefits may be subject to a “best net” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Severance Benefits Not in Connection with a Change in Control

Pursuant to the terms of an agreement with Ms. Dillon, in the event that her employment is terminated without Cause (as defined below) or she resigns for “Good Reason” (as defined below), she will be entitled to the following as severance subject to her providing a general release of claims:

●	Severance equal to her monthly base salary and one-twelfth of her target bonus, payable in installments over a period of 24 months; and

Compensation Discussion and Analysis

●	Any bonus actually earned, pro-rated based on the percentage of the fiscal year Ms. Dillon is employed by the Company and assuming that all her personal goals were fully satisfied.

For this purpose “Cause” shall mean Ms. Dillon’s:

●	Commission of an act of fraud or embezzlement;
●	The unauthorized, intentional or grossly negligent disclosure of confidential information which is injurious to the Company;
●	Willful breach of any fiduciary duty owed to the Company;
●	Indictment for a felony or any crime involving fraud, dishonesty, or moral turpitude;
●	Intentional misconduct as an associate, including knowing and intentional violation of the Company’s written policies, or specific directions of the Board;
●	Failure substantially to perform her duties, following written notice (other than by reason of disability); and
●	Willful engagement in misconduct that may reasonably result in injury to the reputation or business prospects of the Company.

Any act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith, reasonable belief that such act or failure to act was in our best interest. Ms. Dillon will have ten business days to cure any curable act after written notice from the Company of cause. Ms. Dillon’s employment may be terminated for Cause retroactively, if such reasons are later discovered after her termination. Ms. Dillon will have “Good Reason” to terminate her employment if she gives us notice within 30 days of one of the following events and we do not cure such event within 30 days:

●	Her authority, duties or responsibilities are materially diminished, other than in connection with the appointment of a Chief Operating Officer and/or President as long as she retains authority over such positions and advice and direction from the Board;
●	Relocation of our corporate headquarters more than 60 miles; and
●	We materially breach her agreement.

Ms. Dillon has also entered into an agreement not to disclose or use our confidential information at any time. She also agreed not to work for, or otherwise be involved with, any competitor for a period of 18 months following her termination for any reason.

Although Messrs. Kimbell, Settersten, and Childs and Ms. Caro do not have contractual rights to severance, we would likely pay each at least six months of severance and continued health benefits in connection with a termination without cause in exchange for a general release of claims.

Compensation Discussion and Analysis

The following chart sets forth the amounts that Ms. Dillon, Messrs. Kimbell, Settersten, and Childs and Ms. Caro would receive in the event of a change of control or that their employment was terminated without Cause, for good reason, or due to death or disability, or in connection with a change in control, on the last day of fiscal 2020, January 30, 2021. These amounts do not include any value for amounts payable under retirement plans or insurance policies applicable to associates in general.

		Involuntary
		Termination in		Involuntary
		Connection with	Total	Not for Cause
	Change in	Change in	Change in	Termination/	Death/
	Control	Control	Control	Good Reason	Disability
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)
Mary N. Dillon	5,000,000	32,899,740	37,899,740	11,277,168	32,296,640
David C. Kimbell	—	18,428,942	18,428,942	432,290	15,881,753
Scott M. Settersten	—	6,742,295	6,742,295	381,775	4,756,205
Jodi J. Caro	—	3,678,315	3,678,315	303,942	2,166,576
Jeffrey J. Childs	—	3,293,906	3,293,906	309,742	1,751,457
1.	Includes the market value of all unvested PBSs, for which the performance period has not ended, at target value. For Ms. Dillon, amount also includes the performance-based portion of the 2018 CEO award valued at $5,000,000.
2.	Includes amounts related to severance, health care costs, pro-rated bonus payouts (as applicable), and the market value of all unvested stock options and RSUs.
3.	Includes amounts related to severance, health care costs, pro-rated bonus payouts (as applicable), and the market value of all unvested stock options, RSUs and PBSs, for which the performance period has not ended, at target value. For Ms. Dillon, amount also includes the performance-based portion of the 2018 CEO award valued at $5,000,000.
4.	Includes amounts related to severance, health care costs, and pro-rated bonus payouts (as applicable). For Ms. Dillon, amount includes the value of the time-vesting RSUs of the 2018 CEO award that vests if she resigns at the request of the Board of Directors.
5.	Includes the market value of all unexercisable stock options, RSUs, and PBSs, for which the performance period has not ended, at target value.

Compensation Discussion and Analysis

PROPOSAL THREE
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

What are you voting on? An advisory resolution to approve the Company’s executive compensation.

The Board of Directors is committed to excellence in governance. As part of that commitment, Ulta Beauty is asking stockholders to vote on a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company and the Board of Directors. However, the Board and the compensation committee value the opinions of the stockholders and will carefully consider the outcome of the vote when making future compensation decisions. In accordance with the results of the non-binding advisory vote at our 2017 Annual Meeting of Stockholders concerning the frequency of an advisory vote on the compensation paid to our NEOs, this non-binding advisory vote will be held on an annual basis until the Board elects to implement a different frequency or until the next required non-binding advisory vote on frequency.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

As described more fully above, our executive compensation program is structured to provide compensation opportunities that:

✔	reflect the competitive marketplace in which the Company operates;
✔	link annual incentive compensation to Company performance goals that support stockholder value;
✔	focus a significant portion of an executive’s compensation on equity-based incentives to align interests closely with stockholders; and
✔

attract, motivate, and retain key executives who are critical to our long-term success. A significant portion of the Company’s executive compensation is performance-based, and we emphasize such incentives to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

We believe that the fiscal 2020 compensation of our NEOs was appropriate and aligned with the Company’s performance. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how our executive compensation policies and procedures operate.

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Ulta Beauty, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion thereto.

Because the vote is advisory, it will not be binding upon the Board or the compensation committee. However, the compensation committee will consider the outcome of the vote in determining future compensation policies and decisions.

The affirmative vote of the holders of a majority of the shares present by virtual presence or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the advisory resolution on executive compensation. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been approved.

Compensation Discussion and Analysis

CEO PAY RATIO

The SEC requires companies to disclose the ratio of the total annual compensation of the CEO to the median of the total annual compensation of all our associates, other than the CEO.

We explain below how we made reasonable efforts to identify our median associate and calculate both the median associate’s total annual compensation and the total annual compensation of our CEO. As permitted by the SEC, we have used reasonable estimates, assumptions, and methodologies to prepare this disclosure.

The SEC provided companies with flexibility to calculate their CEO pay ratio in a manner that best suits their facts and circumstances. Our CEO pay ratio is specific to Ulta Beauty, Inc. and should not be used as a basis for comparison with the CEO pay ratios disclosed by other companies.

We identified our median associate by (1) identifying all associates on November 6, 2020, (2) calculating each associate’s cash compensation (salary, wages, bonuses, and commissions) earned through that date and (3) then ranking all 37,697 associates by compensation from high to low and selecting the associate who had the median cash compensation. We calculated the median associate’s total annual compensation for 2020 according to the same methodology we used for calculating Ms. Dillon’s total annual compensation as reported in the Summary Compensation Table on page 42, to determine both our median associate’s total annual compensation and Ms. Dillon’s for purposes of the ratio.

Using this methodology for fiscal 2020, our median associate’s total annual compensation was $12,476 and our CEO’s total annual compensation was $8,100,164. The resulting ratio of our CEO’s total annual compensation to the total annual compensation of our median associate was approximately 649:1.

S	tock

Security Ownership of Certain Beneficial Owners and Management

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 5, 2021 by:

●	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;
●	each of our NEOs, directors, and nominees; and
●	all of our executive officers, directors, and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 5, 2021, and shares of common stock underlying restricted stock units (whether or not deferred) that could vest within 60 days of April 5, 2021, are deemed to be outstanding and to be beneficially owned by the person holding the stock options or restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The following table lists applicable percentage ownership based on 55,388,750 shares of common stock outstanding as of April 5, 2021. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
5% stockholders:
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,691,088	10.3%
BlackRock Inc. (2) 55 East 52nd Street New York, New York 10055	3,626,266	6.6%
ClearBridge Investments, LLC (3) 620 8th Avenue New York, New York 10018	2,832,118	5.1%

Stock Ownership

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

NEOs, directors and nominees:
Mary N. Dillon (4)	203,157	*
David C. Kimbell (5)	59,115	*
Scott M. Settersten (6)	24,185	*
Jodi J. Caro (7)	14,026	*
Jeffrey J. Childs (8)	17,856	*
Sally E. Blount (9)	1,834	*
Michelle L. Collins (9)	4,374	*
Robert F. DiRomualdo (9) (10)	229,881	*
Catherine A. Halligan (9)	2,350	*
Charles Heilbronn (9) (11)	1,136,943	2.1%
Patricia A. Little (9)	930	*
Michael R. MacDonald (9)	7,851	*
George R. Mrkonic (9)	2,595	*
Lorna E. Nagler (9)	6,963	*
Michael C. Smith (9)	1,062	*
All current directors and executive officers as a group (15 persons) (9) (12)	1,713,122	3.1%
*	Less than 1%
1.	Based solely on the Schedule 13G/A filed by The Vanguard Group on February 10, 2021. This holder reports shared voting power with respect to 94,418 of these shares, sole dispositive power with respect to 5,444,861 of these shares and shared dispositive power with respect to 246,227 of these shares.
2.	Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 1, 2021. This holder reports sole voting power with respect to 3,158,412 of these shares and sole dispositive power with respect to 3,626,266 of these shares.
3.	Based solely on the Schedule 13G filed by ClearBridge Investments, LLC on February 11, 2021. This holder reports sole voting power with respect to 2,773,426 of these shares and sole dispositive power with respect to 2,832,118 of these shares.

4.	Includes stock options to purchase 50,000 shares of common stock exercisable at $164.06 per share, stock options to purchase 9,158 shares of common stock exercisable at $191.76 per share, stock options to purchase 31,223 shares of common stock exercisable at $281.53 per share, stock options to purchase 22,505 shares of common stock exercisable at $204.27 per share, and stock options to purchase 13,213 shares of common stock exercisable at $348.73 per share. Includes 77,200 shares of common stock held by trust.
5.	Includes stock options to purchase 2,347 shares of common stock exercisable at $191.76 per share, stock options to purchase 8,771 shares of common stock exercisable at $281.53 per share, stock options to purchase 12,660 shares of common stock exercisable at $204.27 per share, stock options to purchase 5,485 shares of common stock exercisable at $348.73 per share, and stock options to purchase 17,707 shares of common stock exercisable at $174.45 per share.
6.	Includes stock options to 2,346 shares of common stock exercisable at $191.76 per share, stock options to purchase 4,386 shares of common stock exercisable at $281.53 per share, stock options to purchase 6,896 shares of common stock exercisable at $204.27 per share, and stock options to purchase 4,461 shares of common stock exercisable at $348.73 per share.

Stock Ownership

7.	Includes stock options to purchase 3,566 shares of common stock exercisable at $281.53 per share, stock options to purchase 4,005 shares of common stock exercisable at $204.27 per share, stock options to purchase 1,718 shares of common stock exercisable at $348.73 per share, and stock options to purchase 1,803 shares of common stock exercisable at $174.45 per share.
8.	Includes stock options to purchase 868 shares of common stock exercisable at $151.20 per share, stock options to purchase 4,039 shares of common stock exercisable at $191.76 per share, stock options to purchase 3,744 shares of common stock exercisable at $281.53 per share, stock options to purchase 4,087 shares of common stock exercisable at $204.27 per share, and stock options to purchase 1,594 shares of common stock exercisable at $348.73 per share.
9.	Includes 595 shares of common stock underlying non-employee director restricted stock units for each of Messrs. DiRomualdo, Heilbronn, MacDonald, Mrkonic and Smith, Ms. Blount, Ms. Collins, Ms. Halligan, Ms. Little and Ms. Nagler; and 5,950 shares for all current directors and executive officers as a group.
10.	Mr. DiRomualdo holds 6,344 shares directly and is deemed to beneficially own all 223,537 shares of common stock held by Naples Ventures LLC, where he is a principal along with Janice DiRomualdo. Mr. DiRomualdo has sole voting and investment power with respect to the shares he holds directly, and has shared voting and investment power with respect to the shares held by Naples Ventures LLC. Mr. DiRomualdo disclaims beneficial ownership of all shares held by Naples Ventures LLC except to the extent of his pecuniary interest therein. 222,585 shares held by Naples Ventures LLC are currently pledged as security.
11.	Mr. Heilbronn holds 60,963 shares directly and is deemed to beneficially own all 1,075,980 shares of common stock held by Mousseluxe SARL. Mr. Heilbronn has sole voting power and sole investment power with respect to the 60,963 shares he holds directly, and he has been granted a power of attorney and proxy to exercise voting and investment power with respect to all of the shares shown as beneficially owned by Mousseluxe SARL. Pursuant to this authority, Mr. Heilbronn makes all voting and investment decisions with respect to all such shares and may be deemed to beneficially own all such shares. Mr. Heilbronn disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
12.	Total percentage equals the quotient of total holdings over the sum of shares outstanding and the stock options and restricted stock units referenced in the footnotes above.

C	ertain Relationships and Transactions

Related Person Transaction Approval Policy

Our Board of Directors has adopted written policies and procedures regarding the review, approval or ratification of any “related person transaction.” For purposes of these policies and procedures:

•	a “related person” means any of the Company’s directors, executive officers, nominees for director, 5% or greater stockholder, or any of their immediate family members; and
•

a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director, or nominee for director is required to disclose to the audit committee certain information relating to related person transactions for review and approval or ratification by the audit committee. The audit committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the audit committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director, or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the audit committee’s decision to approve or ratify a related person transaction is to be based on the audit committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company. There were no related person transactions during 2020, except as follows:

Related Person Transactions and Relationships

Charles Heilbronn, one of our directors, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In fiscal 2020, Chanel, Inc. sold to Ulta Beauty approximately $24.0 million of fragrances and cosmetics on an arm’s length basis pursuant to Chanel’s standard wholesale terms and is expected to continue to sell fragrances and cosmetics to Ulta Beauty during fiscal 2021.

Q	uestions and Answers

PROXY MATERIALS AND ANNUAL MEETING

General — Why am I receiving these materials?

On or about April 21, 2021, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to you, and to all stockholders of record as of the close of business on April 5, 2021 because the Board of Directors of Ulta Beauty is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders. Our Board has made these proxy materials available to you on the internet, or upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the 2021 Annual Meeting of Stockholders. Our 2020 Annual Report, which includes our Form 10-K for fiscal year ended January 30, 2021, along with this proxy statement and all other relevant corporate governance materials, are also available at the Investor Relations section of our website at http://ir.ultabeauty.com.

Delivery of Materials — Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2020 Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Date, Time and Place — When and where is the 2021 Annual Meeting of Stockholders?

The 2021 Annual Meeting will be held on Wednesday, June 2, 2021, at 10:00 A.M., Central Daylight Time, online at www.virtualshareholdermeeting.com/ULTA2021. The Annual Meeting will be accessible only through the internet. We are holding the Annual Meeting online due to an abundance of caution related to the continuing COVID-19 pandemic and the priority we place on the health and well-being of our stockholders, associates and other stakeholders. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. In future years, we intend to use one or more annual meeting formats which allows for the most optimal stockholder participation and experience, which may include an in person component if circumstances permit.

Purpose — What is the purpose of the Annual Meeting of Stockholders?

At our Annual Meeting, stockholders will act upon the matters outlined in this proxy statement and in the Notice of Annual Meeting accompanying this proxy statement.

Attending the Annual Meeting — How can I attend the Annual Meeting by virtual presence?

You may attend the Annual Meeting by virtual presence if you were an Ulta Beauty stockholder or joint holder as of the close of business on April 5, 2021, or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence, go to www.virtualshareholdermeeting.com/ULTA2021. If you are a stockholder of record, you will also need to provide your control number found on your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will also need to obtain a “legal proxy” from the broker, trustee or nominee that holds your

Questions and Answers

shares, or otherwise provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 5, 2021, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership, and provide your control number found on the voting instruction card provided by such broker, trustee or nominee. If a stockholder is an entity and not a natural person, the authorized representative must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the online Annual Meeting, provided they comply with the above procedures.

Participating in the Annual Meeting — How can I participate in the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 5, 2021. The Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time. Online check-in will begin at 9:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the meeting, call 844-986-0822 (US) or 303-562-9302 (International). We will have technicians available to assist you.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The other methods by which you may vote are described in the Notice and elsewhere in this proxy statement.

This year’s stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ULTA2021. We will post questions and answers if applicable to our business in the Investor Relations section of our website shortly after the meeting.

Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.

Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

Most Ulta Beauty stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder and the Notice was sent directly to you by Ulta Beauty. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta Beauty or to vote by attending the Annual Meeting online.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and the Notice was forwarded to you from your broker, trustee or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting by virtual presence. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions to your broker by May 23, 2021 (10 days before the Annual Meeting), your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. The election of directors (Proposal 1) and the advisory vote on executive compensation

Questions and Answers

(Proposal 3) are considered non-discretionary items, while the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a discretionary item. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Voting — Who can vote and how do I vote?

Only holders of our common stock at the close of business on April 5, 2021 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 5, 2021, we had outstanding and entitled to vote 55,388,750 shares of common stock. Each holder of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail or telephone by following the voting instructions provided to you by your broker, bank, trustee or nominee.

If you attend the Annual Meeting online, you may also submit your vote at www.virtualshareholdermeeting.com/ULTA2021 at the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

Revocation of Proxy — May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later-dated proxy, timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting online and voting at the meeting. Attendance at the Annual Meeting by virtual presence online will not, by itself, revoke a proxy.

Quorum — What constitutes a quorum?

Presence at the Annual Meeting, by virtual presence or by proxy, of the holders of a majority of the common stock outstanding on April 5, 2021 will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 5, 2021, 55,388,750 shares of common stock were outstanding. Thus, the presence, by virtual presence online or by proxy, of the holders of common stock representing at least 27,694,376 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Results — Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting.

Solicitation — Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and distribution of this proxy statement and any additional information furnished to stockholders. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Copies of solicitation materials will be furnished to banks, brokerage

Questions and Answers

houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our directors, officers or other associates. No additional compensation will be paid to our directors, officers, or other regular associates for such services.

Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Mary N. Dillon, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Compliance Officer and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

Proposals by stockholders that are submitted for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders must follow the procedures provided in Rule 14a-8 under the Exchange Act. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 22, 2021.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy materials but does wish to propose an item of business to be considered at our 2022 Annual Meeting of Stockholders, that stockholder must provide specified information to us no earlier than February 2, 2022 and no later than March 4, 2022. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

Nomination of Directors — How do I submit a proposed director nominee to the Board of Directors for consideration or use the proxy access provisions of Ulta Beauty’s Bylaws to nominate a director candidate for the 2022 Annual Meeting of Stockholders?

Any stockholder may propose director nominees for consideration by the Board of Directors’ nominating and corporate governance committee. Any such recommendation should include the nominee’s name and qualifications for membership on the Board of Directors and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta Beauty and our stockholders. The section titled “Corporate Governance – Nomination Process – Qualifications” above provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a director, as our Bylaws generally require a stockholder to provide certain information about the nominee, the stockholder, and the shares of Ulta Beauty held by the stockholder and nominee to us in a timely notice.

In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy materials for an Annual Meeting of Stockholders. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of no more than 20 stockholders seeking to include their director candidates in our proxy materials must own 3% or more of Ulta Beauty’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any of our proxy materials cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of eleven directors, the maximum number of proxy access candidates that we would be

Questions and Answers

required to include in our proxy materials is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in the proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Ulta Beauty common stock held by each nominating stockholder or group of stockholders. Requests to include stockholder-nominated candidates in our proxy materials for our 2022 Annual Meeting of Stockholders must be received by our Corporate Secretary, at the address of our principal executive offices set forth above, no earlier than November 22, 2021 and no later than December 22, 2021. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws, so we advise stockholders to review our Bylaws.

M	iscellaneous

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2021 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders, Mary N. Dillon, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Compliance Officer and Corporate Secretary, to vote on such matters in accordance with their best judgment.

Your vote is important. Whether or not you plan to attend the Annual Meeting by virtual presence, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

By Order of the Board of Directors

Jodi J. Caro General Counsel, Chief Compliance Officer and Corporate Secretary

April 21, 2021

A COPY OF ULTA BEAUTY’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2021 IS AVAILABLE WITHOUT CHARGE THROUGH THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT HTTP://IR.ULTABEAUTY.COM, AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA BEAUTY, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ULTA BEAUTY, INC. 1000 REMINGTON BLVD. SUITE 120 BOLINGBROOK, IL 60440 During The Meeting - Go to www.virtualshareholdermeeting.com/ULTA2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D49631-P49024 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ULTA BEAUTY, INC. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR ALL the following Class II Directors to hold office until 2024 Annual Meeting of Stockholders: ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) Catherine A. Halligan David C. Kimbell George R. Mrkonic Lorna E. Nagler The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2021, ending January 29, 2022. 3. To vote on an advisory resolution to approve the Company's executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Proxy Statement and Annual Report to Stockholders for the year ended January 30, 2021 are available at http://ir.ultabeauty.com D49632-P49024 ULTA BEAUTY, INC. Annual Meeting of Stockholders June 2, 2021 10:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Mary N. Dillon and Jodi J. Caro as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Beauty, Inc. held of record by the undersigned on April 5, 2021, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ULTA2021, on June 2, 2021, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side